                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 32

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                   38141G 10 4

                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh

                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                October 18, 2002

             (Date of Event which Requires Filing of this Statement)

            If the filing person has previously filed a statement on
           Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of
       Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                 13D

1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    As to a group consisting solely of Covered Persons(1)                (a) [x]
    As to a group consisting of persons other than Covered Persons       (b) [x]

3.  SEC USE ONLY

4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT        [ ]
    TO ITEM 2(d) OR 2(e)
    (Applies to each person listed on Appendix A.)

6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

                 7.  SOLE VOTING POWER (See Item 6)
  NUMBER OF          As to Covered Shares, 0
   SHARES            As to Uncovered Shares, as stated in Appendix A
BENEFICIALLY
  OWNED BY       8.  SHARED VOTING POWER (See Item 6) (Applies to each person
  REPORTING          listed on Appendix A.)
   PERSON            201,398,620 Covered Shares held by Covered Persons
    WITH             16,322 Uncovered Shares held by Covered Persons(3)
                     1,684,494 other Uncovered Shares held by Covered Persons(4)

                 9.  SOLE DISPOSITIVE POWER (See Item 6)
                     As to Covered Shares, less than 1%
                     As to Uncovered Shares, as stated in Appendix A

                10.  SHARED DISPOSITIVE POWER (See Item 6):
                     As to Covered Shares, 0
                     As to Uncovered Shares, as stated in Appendix A

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON(3)
     203,099,436

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [x]
     (Applies to each person listed on Appendix A.)

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   42.02%

14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

--------

1    For a definition of this term, please see Item 2.

2    For a definition of this term, please see Item 3.

3 These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

4 These are Uncovered Shares held by 83 private charitable foundations established by 83 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A


                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
William W. Archer                                             0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
Akio Asuke                                 Japan              0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Katherine M. Bailon                                           0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Christopher A. Bates                                          0             0             0               0
David Baum                                                    0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
George M. Brady                                              136            0            136              0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Holger Bross                              Germany             0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Andrea Casati                              Italy              0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         498            0            498              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Matthew H. Cyzer                            UK                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Joseph Della Rosa                                             0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
John E. Eisenberg                                             0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Michael P. Esposito                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. FitzPatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
David B. Ford                                                 0           134(5)          0             134(5)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Stephen H. Frank                                              0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Richard A. Genna                                              0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0


--------

(5)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0           300(6)          0             300(6)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Jeffrey B. Goldenberg                                         0         2,860(7)          0           2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0

--------

(6)  Shared with family members.

(7)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                               0           300(8)          0             300(8)
Thomas J. Healey                                              0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David R. Heinz                                                0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0

--------

(8)  Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Sean C. Hoover                                                0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                     577            0            577              0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                              100            0            100              0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
Phillip S. Hylander                         UK                0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Emerson P. Jones                                              0             0             0               0
Robert C. Jones                                               0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
John J. Kauffman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Larry M. Kellerman                                            0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
John G. Ketterer III                                          0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                         445            0            445              0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Melissa B. Kogan                                              0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David G. Lambert                                              0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Andrew E. Law                               UK                0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Ryan D. Limaye                                                0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
George N. Mattson                                             0             0             0               0
Thomas J. McAdam                                             54             0             54              0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Thomas F. McGowan                                             0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                     4,208           0           4,208             0
James A. McNamara                                             0           215(9)          0             215(9)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                160            0            160              0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Andrew J. Melnick                                             0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Timothy H. Moe                                                0             0             0               0

--------

9    Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
---------------------------------    ----------------     ---------     ---------    -----------     -----------
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                            227            0            227              0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Daniel M. Neidich                                            58             0             58              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
---------------------------------    ----------------     ---------     ---------    -----------     -----------
James K. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                            100          100(10)        100            100(11)
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                            287            0            287              0
David E. Perlin                                               0             0             0               0
Bradley J. Peterson                                           0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0

-------------------------------------
(10)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
---------------------------------    ----------------     ---------     ---------    -----------     -----------
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                         0             0             0               0
Steven D. Pruett                                              0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Jeffrey A. Resnick                                            0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0           200(11)         0             200(12)
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Michael S. Rubinoff                                           0             0             0               0

-------------------------------------
(11)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
---------------------------------    ----------------     ---------     ---------    -----------     -----------
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA          20             0             20              0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             211            0            211              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0         1,900(12)         0            1,900(13)
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Anik Sen                                    UK                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0

-------------------------------------
(12)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
---------------------------------    ----------------     ---------     ---------    -----------     -----------
John P. Shaughnessy                                           0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
Abraham Shua                                                  0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0          1,000(13)        0            1,000(14)
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
John E. Smollen                                               0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Keith G. Starkey                            UK                0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0

-------------------------------------
(13)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
---------------------------------    ----------------     ---------     ---------    -----------     -----------
Jean-Michel Steg                          France              0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Margaret E. Stone                                             0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
George C. Strachan                                            0             0             0               0
Fredrik J. Stromholm                      Sweden              0             0             0               0
Raymond B. Strong, III                                        0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Nicolas F. Tiffou                         France              0             0             0               0
Jason A. Tilroe                                               0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Keith Tuffley                            Australia            0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
---------------------------------    ----------------     ---------     ---------    -----------     -----------
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
Can Uran                                                      0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                             20             0             20              0
Casper W. Von Koskull                     Finland             0             0             0               0
David H. Voon                                                 0             0             0               0
Robert T. Wagner                                              0             0             0               0
John E. Waldron                                               0             0             0               0
George H. Walker IV                                           0           10(14)          0              10(15)
Thomas B. Walker III                                          0             0             0               0
Robert P. Wall                                                0             0             0               0
Steven A. Wallace                           UK                0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Michael W. Warren                           UK                0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
David M. Weil                                                 0             0             0               0
Theodor Weimer                            Germany             0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Christopher S. Wendel                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Richard T. Wertz                                              0             0             0               0

-------------------------------------
(14)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
---------------------------------    ----------------     ---------     ---------    -----------     -----------
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
William Wicker                                                0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0
David D. Wildermuth                                          321            0            321              0
Edward R. Wilkinson                                          59             0             59              0
Kevin L. Willens                                              0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Todd A. Williams                                             90             0             90              0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Jon A. Woodruf                                                0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Michael Y. Yao                                                0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
William J. Young                                              0             0             0               0
Michael J. Zamkow                                             0            55(15)         0              55(16)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0

-------------------------------------
(15)  Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES          SHARES
---------------------------------    ----------------     ---------     ---------    -----------     -----------
Gregory Zenna                                                 0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 83 private                   N/A               0         1,684,494         0           1,684,494
charitable foundations established
by 83 Covered Persons each of whom
is a co-trustee of one or more of
such private charitable
foundations(16)

-------------------------------------
16 Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------

TRUSTS

120  Broadway Partners (17)                        New Jersey               0                0               0                0
2000 John A. Thain Grantor Retained Annuity
     Trust                                                                  0                0               0                0
2001 Carlos A. Cordeiro Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 Danny O. Yee Grantor Retained Annuity
     Trust                                                                  0                0               0                0
2001 Douglas W. Kimmelman Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 Girish V. Reddy Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 James M. Sheridan Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 John A. Thain Grantor Retained Annuity
     Trust                                                                  0                0               0                0
2001 Mary Ann Casati Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 Michael E. Novogratz Grantor Retained
     Annuity Trust                                                          0                0               0                0
2001 Scott S. Prince Grantor Retained
     Annuity Trust                                                          0                0               0                0
2002 Avi M. Nash Grantor Retained Annuity
      Trust                                                                 0                0               0                0
2002 Danny O. Yee Grantor Retained Annuity
      Trust                                                                 0                0               0                0
2002 Douglas W. Kimmelman Grantor Retained
      Annuity Trust                                                         0                0               0                0
2002 James M. Sheridan Grantor Retained
      Annuity Trust                                                         0                0               0                0
2002 John A. Thain Grantor Retained Annuity
      Trust                                                                 0                0               0                0
2002 Mary Ann Casati Grantor Retained
      Annuity Trust                                                         0                0               0                0
2002 Scott S. Prince Grantor Retained
      Annuity Trust                                                         0                0               0                0
A.C. Trust (18)                                                             0                0               0                0
The Abby Joseph Cohen 2000
Family Trust                                                                0                0               0                0
The Abby Joseph Cohen 2001
Annuity Trust I                                                             0                0               0                0

(17) Created by Peter R. Kellogg.
(18) Created by Andrew Cader.

                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------
The Abby Joseph Cohen 2001
 Annuity Trust II                                                           0                0               0                0
The Abby Joseph Cohen 2002
 Annuity Trust I                                                            0                0               0                0
The Abby Joseph Cohen 2002
Annuity Trust II                                                            0                0               0                0
The Adina R. Lopatin 2000 Trust                                             0                0               0                0
The Alexander H. Witten 2000
 Trust                                                                      0                0               0                0
The Alexander I. Berlinski 2000
Trust                                                                       0                0               0                0
The Alexander Litzenberger
 Remainder Trust                                                            0                0               0                0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                                 0                0               0                0
The Amanda Liann Mead 2000
  Trust                                                                     0                0               0                0
Anahue Trust (19)                                    Jersey                 0                0               0                0
Andrew L. Fippinger-Millennium
Trust                                                                       0                0               0                0
The Andrew M. Alper 2001
Annuity Trust I                                                             0                0               0                0
The Andrew M. Alper 2002
 Annuity Trust I                                                            0                0               0                0
The Andrew M. Alper 2002
Annuity Trust II                                                            0                0               0                0
The Andrew M. Gordon 2000
Family Trust                                                                0                0               0                0
Ann F. Kaplan Two Year Trust
 Dated 6/26/2001                                                            0                0               0                0
The Anne R. Witten 2000 Trust                                               0                0               0                0
The Anne Sullivan Wellde 2000
 Trust                                                                      0                0               0                0
The Anthony D. Lauto 2000
Family Trust                                                                0                0               0                0
The Anthony D. Lauto 2001
 Annuity Trust I                                                            0                0               0                0
The Anthony D. Lauto 2002
 Annuity Trust I                                                            0                0               0                0
The Anthony D. Lauto 2002
 Annuity Trust II                                                           0                0               0                0
The Arthur J. Reimers, III
Defective Trust 2000                               Connecticut              0                0               0                0
The Avi M. Nash 2000 Family
 Trust                                                                      0                0               0                0
The Avi M. Nash 2001 Annuity
 Trust I                                                                    0                0               0                0

(19) Created by Andrew Chisolm.

                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------
The Bari Marissa Schwartz 2000
 Trust                                                                      0                0               0                0
Barry A. Kaplan 2000 Family
 Trust                                                                      0                0               0                0
Barry A. Kaplan 2001 GRAT                                                   0                0               0                0
Barry A. Kaplan 2002 GRAT                                                   0                0               0                0
The Barry L. Zubrow 2000 Family
 Trust                                                                      0                0               0                0
The Barry L. Zubrow 2001
 Annuity Trust I                                                            0                0               0                0
The Barry L. Zubrow 2002
 Annuity Trust I                                                            0                0               0                0
The Barry L. Zubrow 2002
 Annuity Trust II                                                           0                0               0                0
Beller 2002 GRAT                                                            0                0               0                0
The Beller/Moses Trust                                                      0                0               0                0
The Benjamin H. Sherlund 2000
 Trust                                                                      0                0               0                0
The Benjamin Kraus 2000 Trust                                               0                0               0                0
The Bradford C. Koenig 2001
 Annuity Trust I                                                            0                0               0                0
The Bradford C. Koenig 2001
 Family Trust                                                               0                0               0                0
The Bradford C. Koenig 2002
 Annuity Trust I                                                            0                0               0                0
The Bradley Abelow Family 2000
 Trust                                                                      0                0               0                0
The Bradley Craig Spiegel 2000
 Trust                                                                      0                0               0                0
The Brian Patrick Minehan 2001
 Trust                                                                      0                0               0                0
The Caceres Novogratz Family
 Trust                                                                      0                0               0                0
The Carlos A. Cordeiro Trust                                                0                0               0                0
The Charlotte Steel 2000 Trust                                              0                0               0                0
The Charlotte Textor 2000 Trust                                             0                0               0                0
The Christopher A. Cole 2000
 Family Trust                                                               0                0               0                0
The Christopher A. Cole 2001
 Annuity Trust I                                                            0                0               0                0
The Christopher A. Cole 2002
 Annuity Trust I                                                            0                0               0                0
The Christopher A. Cole 2002
 Annuity Trust II                                                           0                0               0                0
The Christopher K. Norton 2000
 Family Trust                                                               0                0               0                0
The Christopher Palmisano
 Remainder Trust                                                            0                0               0                0
The Christopher Ryan Tortora
 2000 Trust                                                                 0                0               0                0

                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------
The Cody J Smith 2000 Family
 Trust                                                                     0                0               0                0
The Cody J Smith 2001 Annuity
 Trust I                                                                   0                0               0                0
The Cody J Smith 2002 Annuity
 Trust I                                                                   0                0               0                0
The Cody J Smith 2002 Annuity
 Trust II                                                                  0                0               0                0
The Connie K. Duckworth 2000
 Family Trust                                                              0                0               0                0
The Corzine Blind Trust                                                    0                0               0                0
The Daniel Alexander Schwartz
 2000 Trust                                                                0                0               0                0
The Daniel M. Neidich 2001
 Annuity Trust I                                                           0                0               0                0
The Daniel M. Neidich 2002
 Annuity Trust I                                                           0                0               0                0
The Daniel M. Neidich 2002
 Annuity Trust II                                                          0                0               0                0
The Daniel W. Stanton 2001
 Annuity Trust I                                                           0                0               0                0
The Daniel W. Stanton 2002
 Annuity Trust I                                                           0                0               0                0
The Daniel W. Stanton 2002
 Annuity Trust II                                                          0                0               0                0
The Daniel W. Stanton II
 2000 Trust                                                                0                0               0                0
The Danny O. Yee Trust                                                     0                0               0                0
The David B. Ford 2001 Annuity
 Trust dtd as
     of 3/26/2001                               Pennsylvania               0                0               0                0
The David B. Ford 2002 Annuity
 Trust dtd as
     of 6/26/2002                                                          0                0               0                0
The David B. Heller 2000
 Family Trust                                                              0                0               0                0
The David G. Lambert 2000
 Family Trust                                                              0                0               0                0
The David G. Lambert 2001
 Annuity Trust I                                                           0                0               0                0
The David G. Lambert 2002
 Annuity Trust I                                                           0                0               0                0
The David G. Lambert 2002
 Annuity Trust II                                                          0                0               0                0
The David L. Henle 2000 Family
 Trust                                                                     0                0               0                0
The David L. Henle 2001 Annuity
 Trust I                                                                   0                0               0                0
The David L. Henle 2002 Annuity
 Trust I                                                                   0                0               0                0
The David L. Henle 2002 Annuity
 Trust II                                                                  0                0               0                0

                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------
The David M. Baum Family 2000
 Trust                                             New Jersey               0                0               0                0
The David Viniar 2001 Annuity
 Trust I                                                                    0                0               0                0
The David Viniar 2002 Annuity
 Trust I                                                                    0                0               0                0
The David Viniar 2002 Annuity
 Trust II                                                                   0                0               0                0
The David W. Blood 2001 Annuity
 Trust I                                                                    0                0               0                0
The David W. Blood 2002 Annuity
 Trust I                                                                    0                0               0                0
The David W. Blood 2002 Annuity
 Trust II                                                                   0                0               0                0
The Donald F. Textor 2001
 Annuity Trust I                                                            0                0               0                0
The Donald F. Textor 2002
 Annuity Trust I                                                            0                0               0                0
The Donald F. Textor 2002
 Annuity Trust II                                                           0                0               0                0
The Douglas W. Kimmelman Trust                                              0                0               0                0
The E. Gerald Corrigan 2001
 Annuity Trust I                                                            0                0               0                0
The E. Gerald Corrigan 2002
 Annuity Trust I                                                            0                0               0                0
The Eaddy Adele Kiernan 2000
 Trust                                                                      0                0               0                0
The Edward C. Forst 2000 Family
 Trust                                                                      0                0               0                0
The Edward C. Forst 2001 Annuity
 Trust I                                                                    0                0               0                0
The Edward C. Forst 2002 Annuity
 Trust I                                                                    0                0               0                0
The Edward C. Forst 2002 Annuity
 Trust II                                                                   0                0               0                0
The Edward Scott Mead 2001
 Annuity Trust I                                                            0                0               0                0
The Edward Scott Mead 2001
 Trust                                                                      0                0               0                0
The Edward Scott Mead 2002
 Annuity Trust I                                                            0                0               0                0
The Edward Scott Mead 2002
 Annuity Trust II                                                           0                0               0                0
The Edward Spiegel 2002 Annuity
 Trust I                                                                    0                0               0                0
Eff Warren Martin 2000 Children's
 Trust                                             California               0                0               0                0
Eff Warren Martin 2001 Grantor
 Retained Annuity Trust                            California               0                0               0                0


                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------
The Elana Brooke Spiegel 2000
 Trust                                                                      0                0               0                0
The Elizabeth Anne Corrigan 2000
 Trust                                                                      0                0               0                0
The Elizabeth H. Coulson 2000
 Trust                                                                      0                0               0                0
The Elizabeth L. Heller 2000 Trust                                          0                0               0                0
The Elizabeth Lin Mead 2000
 Trust                                                                      0                0               0                0
The Elizabeth M. Stanton 2000
 Trust                                                                      0                0               0                0
The Elizabeth Steel 2000 Trust                                              0                0               0                0
The Ellie Dorit Neustein 2000
 Trust                                                                      0                0               0                0
The Emily Austen Katz 2000 Trust                                            0                0               0                0
The Emily Stecher 2000 Trust                                                0                0               0                0
The Emma M.L. Mead 2000 Trust                                               0                0               0                0
The Eric Fithian 2000 Trust (20)                                            0                0               0                0
The Erin Marie Tormondsen 2000
 Trust                                                                      0                0               0                0
The Esta Eiger Stecher 2001
 Annuity Trust I                                                            0                0               0                0
The Esta Eiger Stecher 2002
 Annuity Trust I                                                            0                0               0                0
The Esta Eiger Stecher 2002
 Annuity Trust II                                                           0                0               0                0
The Evans Trust (21)                                                        0                0               0                0
The Francis J. Ingrassia 2000
 Family Trust                                                               0                0               0                0
The Francis J. Ingrassia 2001
 Annuity Trust I                                                            0                0               0                0
The Francis J. Ingrassia 2002
 Annuity Trust I                                                            0                0               0                0
The Francis J. Ingrassia 2002
 Annuity Trust II                                                           0                0               0                0
The Frank L. Coulson III 2000
 Trust                                                                      0                0               0                0
The Fredric E. Steck 2000 Family
 Trust                                                                      0                0               0                0
The Fredric E. Steck 2001 Annuity
 Trust I                                                                    0                0               0                0
The Fredric E. Steck 2002 Annuity
 Trust I                                                                    0                0               0                0
The Fredric E. Steck 2002 Annuity
 Trust II                                                                   0                0               0                0
Gary D. Cohn 2000 Family Trust                                              0                0               0                0
The Gary Tolchin 2001 Family
 Trust                                             New Jersey               0                0               0                0

(20) Created by David A. Viniar.
(21) Created by W. Mark Evans.

                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------
The Gary Tolchin 2001 Grantor
 Retained Annuity Trust                            New Jersey               0                0               0                0
The Gary Tolchin 2002 Grantor
 Retained Annuity Trust                                                     0                0               0                0
The Gary W. Williams 2001 Trust                                             0                0               0                0
The Gene Tiger Sykes 2001
 Annuity Trust I                                                            0                0               0                0
The Gene Tiger Sykes 2001
 Family Trust                                                               0                0               0                0
The Gene Tiger Sykes 2002
 Annuity Trust I                                                            0                0               0                0
The Gene Tiger Sykes 2002
 Annuity Trust II                                                           0                0               0                0
The Geoffrey T. Grant 2000
 Family Trust                                                               0                0               0                0
The George H. Walker 2000
 Family Trust                                                               0                0               0                0
The George H. Walker 2001
 Annuity Trust I                                                            0                0               0                0
The George H. Walker 2002
 Annuity Trust I                                                            0                0               0                0
The George H. Walker 2002
 Annuity Trust II                                                           0                0               0                0
The George W. Wellde, Jr. 2001
 Annuity Trust I                                                            0                0               0                0
The George W. Wellde, Jr. 2002
 Annuity Trust I                                                            0                0               0                0
The George W. Wellde, Jr. 2002
 Annuity Trust II                                                           0                0               0                0
The George William Wellde III
 2000 Trust                                                                 0                0               0                0
Ghez 2000 GRAT                                                              0                0               0                0
Ghez 2000 Non-GST-Exempt Trust                                              0                0               0                0
The Girish V. Reddy 2001 Trust                                              0                0               0                0
The Girish V. Reddy Trust                                                   0                0               0                0
The Goldenberg 2000 Family Trust                                            0                0               0                0
The Greg M. Ostroff 2000 Family
 Trust                                                                      0                0               0                0
The Greg M. Ostroff 2001 Annuity
 Trust I                                                                    0                0               0                0
The Gregory D. Cohen 2000 Trust                                             0                0               0                0
The Gregory H. Zehner 2000
 Family Trust                                                               0                0               0                0
The Gregory K. Palm 2000 Family
 Trust                                                                      0                0               0                0
The Gregory K. Palm 2001
 Annuity Trust I                                                            0                0               0                0
The Gregory K. Palm 2002
 Annuity Trust I                                                            0                0               0                0

                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------
The Gregory K. Palm 2002
 Annuity Trust II                                                           0                0               0                0
The Guapulo Trust (22)                               Jersey                 0                0               0                0
The Harvey Silverman 2001
 Family Trust                                                               0                0               0                0
The Harvey Silverman 2001
 Grantor Retained Annuity
 Trust                                                                      0                0               0                0
The Harvey Silverman 2002
 Grantor Retained Annuity
 Trust                                                                      0                0               0                0
The Howard A. Silverstein 2000
 Family Trust                                                               0                0               0                0
The Howard A. Silverstein 2001
 Annuity Trust I                                                            0                0               0                0
The Howard A. Silverstein 2002
 Annuity Trust I                                                            0                0               0                0
The Howard A. Silverstein 2002
 Annuity Trust II                                                           0                0               0                0
The Howard B. Schiller 2001
 Annuity Trust I                                                            0                0               0                0
The Isabelle M.L. Mead 2000
 Trust                                                                      0                0               0                0
The J. David Rogers 2001 Annuity
 Trust I                                                                    0                0               0                0
The J. David Rogers 2002 Annuity
 Trust I                                                                    0                0               0                0
The J. David Rogers 2002 Annuity
 Trust II                                                                   0                0               0                0
The James Alexander Mead 2000
 Trust                                                                      0                0               0                0
The James M. Sheridan Shares
 Trust                                                                      0                0               0                0
The James M. Sheridan Trust                                                 0                0               0                0
The James Nicholas Katz 2000
 Trust                                                                      0                0               0                0
James P. Riley, Jr. 2000 Family
 Trust                                                                      0                0               0                0
James P. Riley, Jr. 2001 GRAT                                               0                0               0                0
The James P. Riley, Jr. 2002
 Family GST Trust                                                           0                0               0                0
The Jason Kraus 2000 Trust                             UK                   0                0               0                0
The Jason William Tortora 2000
 Trust                                                                      0                0               0                0
The Jeffrey D. Witten 2000
 Trust                                                                      0                0               0                0
The Jennifer Lauren Alper 2000
 Trust                                                                      0                0               0                0

(22) Created by Erland S. Karlsson.

                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------
JG 2000 Trust (23)                                                          0                0               0                0
JG 2000 Trust (continuing trust) (24)                                       0                0               0                0
JG 2001 GRAT (24)                                                           0                0               0                0
JG 2002 GRAT (24)                                                           0                0               0                0
The John A. Thain Trust                                                     0                0               0                0
The John J. Powers 2000 Family
 Trust                                                                      0                0               0                0
The John L. Townsend, III 2001
 Annuity Trust I                                                            0                0               0                0
The John O. Downing 2000
 Family Trust                                                               0                0               0                0
The John O. Downing 2001
 Annuity Trust I                                                            0                0               0                0
The John O. Downing 2002
 Annuity Trust I                                                            0                0               0                0
The John O. Downing 2002
 Annuity Trust II                                                           0                0               0                0
The John P. Curtin, Jr. 2000
 Family Trust                                                               0                0               0                0
The John P. Curtin, Jr. 2001
 Annuity Trust I                                                            0                0               0                0
The John R. Tormondsen 2002
 Annuity Trust I                                                            0                0               0                0
The John R. Tormondsen 2002
 Annuity Trust II                                                           0                0               0                0
The John R. Tormondsen, Jr. 2000
 Trust                                                                      0                0               0                0
The John S. Weinberg 2000
 Family Trust                                                               0                0               0                0
The John S. Weinberg 2001
 Annuity Trust I                                                            0                0               0                0
The John S. Weinberg 2002
 Annuity Trust I                                                            0                0               0                0
The John S. Weinberg 2002
 Annuity Trust II                                                           0                0               0                0
The Jonathan G. Neidich 2000
 Trust                                                                      0                0               0                0
The Jonathan L. Cohen 2002
 Annuity Trust I                                                            0                0               0                0
The Jonathan M. Lopatin 2001
 Annuity Trust I                                                            0                0               0                0
The Jonathan M. Lopatin 2002
 Annuity Trust I                                                            0                0               0                0
The Jonathan M. Lopatin 2002
 Annuity Trust II                                                           0                0               0                0
The Jordan Viniar 2000 Trust                                                0                0               0                0
The Joseph Della Rosa 2000
 Family Trust                                                               0                0               0                0

(23) Created by Jacob D. Goldfield.

                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------
The Joseph Della Rosa 2001
 Annuity Trust I                                                            0                0               0                0
The Joseph Della Rosa 2002
 Annuity Trust I                                                            0                0               0                0
The Joseph Della Rosa 2002
 Annuity Trust II                                                           0                0               0                0
The Joseph H. Gleberman 2000
 Family Trust                                                               0                0               0                0
The Joseph H. Gleberman 2001
 Annuity Trust I                                                            0                0               0                0
The Joseph H. Gleberman 2002
 Annuity Trust I                                                            0                0               0                0
The Karen Barlow Corrigan 2000
 Trust                                                                      0                0               0                0
The Karen Rebecca Alper 2000
 Trust                                                                      0                0               0                0
The Karsten Moller & Barbara
 Kahn-Moller Trust                                   Jersey                 0                0               0                0
The Katherine A. M. Stanton 2000
 Trust                                                                      0                0               0                0
The Katheryn C. Coulson 2000
 Trust                                                                      0                0               0                0
The Kathryn Margaret Wellde 2000
 Trust                                                                      0                0               0                0
The Kelsey Fithian 2000 Trust (24)                                          0                0               0                0
The Kenneth Litzenberger
 Remainder Trust                                                            0                0               0                0
The Kevin W. Kennedy 2000
 Family Trust                                                               0                0               0                0
The Kevin W. Kennedy 2001
 Annuity Trust I                                                            0                0               0                0
The Kevin W. Kennedy 2001
 Siblings Trust                                                             0                0               0                0
The Kevin W. Kennedy 2002
 Annuity Trust I                                                            0                0               0                0
The Kevin W. Kennedy 2002
 Annuity Trust II                                                           0                0               0                0
The Kevin W. Kennedy 2002
 Annuity Trust III                                                          0                0               0                0
The Kimberly Lynn Macaione
 2000 Trust                                                                 0                0               0                0
The Kimberly R. Textor 2000
 Trust                                                                      0                0               0                0
The Kipp M. Nelson Trust                                                    0                0               0                0
The Kuala Trust (25)                                 Jersey                 0                0               0                0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                              0                0               0                0

(24) Created by David A. Viniar.
(25) Created by Sylvain M. Hefes.

                                                                                                           ITEM 9          ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE           SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE      DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF        POWER OF
                   ITEM 1                          YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED        UNCOVERED
         NAMES OF REPORTING PERSONS           OTHERWISE INDICATED)       SHARES           SHARES           SHARES          SHARES
         --------------------------           --------------------       ------           ------           ------          ------
The Lawrence R. Buchalter 2000
 Family Trust                                                               0                0               0                0
The Lawrence R. Buchalter 2001
 Annuity Trust I                                                            0                0               0                0
Lawrence R. Buchalter 2002
 Annuity Trust I                                                            0                0               0                0
The Lawrence R. Buchalter 2002
 Annuity Trust II                                                           0                0               0                0
The Lee G. Vance 2000 Family
 Trust                                                                      0                0               0                0
The Lee G. Vance 2001 Annuity
 Trust I                                                                    0                0               0                0
The Lee G. Vance 2002 Annuity
 Trust I                                                                    0                0               0                0
The Leslie C. Tortora 2001
 Annuity Trust I                                                            0                0               0                0
The Leslie C. Tortora 2002
 Annuity Trust I                                                            0                0               0                0
The Leslie C. Tortora 2002
 Annuity Trust II                                                           0                0               0                0
Lloyd C. Blankfein 2000 Family
 Trust                                                                      0                0               0                0
The Lloyd C. Blankfein 2001
 Annuity Trust I                                                            0                0               0                0
The Lloyd C. Blankfein 2002
 Annuity Trust I                                                            0                0               0                0
The Louise Rice Townsend 2000
 Trust                                                                      0                0               0                0
M. Roch Hillenbrand Trust f/b/o C.
 Justin Hillenbrand                                 New Jersey              0                0               0                0
M. Roch Hillenbrand Trust f/b/o
 Molly D. Hillenbrand                               New Jersey              0                0               0                0
The Mallory G. Neidich 2000
 Trust                                                                      0                0               0                0
The Marc A. Spilker 2000 Family
 Trust                                                                      0                0               0                0
The Mark A. Zurack 2000 Family
 Trust                                                                      0                0               0                0
The Mark A. Zurack 2000 Issue
 Trust                                                                      0                0               0                0
The Mark A. Zurack 2001 Annuity
 Trust I                                                                    0                0               0                0
The Mark A. Zurack 2002 Annuity
 Trust I                                                                    0                0               0                0
The Mark A. Zurack 2002 Annuity
 Trust II                                                                   0                0               0                0
Mark Dehnert Living Trust                           Illinois                0                0               0                0
The Mark Schwartz 2001 Annuity
 Trust I                                                                    0                0               0                0

                                                         ITEM 6                          ITEM 8      ITEM 9
                                                        Place of         ITEM 7          Shared       Sole           ITEM 10
                                                      Organization     Sole Voting       Voting    Dispositive       Shared
                                                        (New York        Power of       Power of    Power of       Dispositive
              ITEM 1                                unless otherwise    Uncovered      Uncovered    Uncovered       Power of
    Names of Reporting Persons                         indicated)         Shares         Shares      Shares      Uncovered Shares
    --------------------------                         ----------         ------         ------      ------      ----------------
The Mark Tercek 2000 Family Trust                                           0              0             0              0
The Mark Tercek 2001 Annuity Trust I                                        0              0             0              0
The Mark Tercek 2002 Annuity Trust I                                        0              0             0              0
The Mark Tercek 2002 Annuity Trust II                                       0              0             0              0
Marks 2000                                                                  0              0             0              0
Marks 2000 (continuing trust)                                               0              0             0              0
The Mary Agnes Reilly Kiernan 2000 Trust                                    0              0             0              0
The Mary Ann Casati Trust                                                   0              0             0              0
The Matthew D. Rogers 2000 Trust                                            0              0             0              0
The Maya Bettina Linden 2000 Trust                                          0              0             0              0
Melissa Jane Minehan 2001 Trust(26)                                         0              0             0              0
The Melissa Jane Minehan 2001 Trust(27)                                     0              0             0              0
The Merritt Moore Townsend 2000 Trust                                       0              0             0              0
The Mesdag Family Trust                                Delaware             0              0             0              0
The Michael A. Price 2000 Family Trust                                      0              0             0              0
The Michael D. Ryan 2000 Family Trust                                       0              0             0              0
The Michael D. Ryan 2001 Annuity Trust I                                    0              0             0              0
The Michael D. Ryan 2002 Annuity Trust II                                   0              0             0              0
The Michael J. Zamkow 2000 Family Trust                                     0              0             0              0
The Michael J. Zamkow 2001 Annuity Trust I                                  0              0             0              0
The Michael J. Zamkow 2001 Trust                                            0              0             0              0
The Michael J. Zamkow 2002 Annuity Trust I                                  0              0             0              0
The Michael J. Zamkow 2002 Annuity Trust II                                 0              0             0              0
The Michael Stecher 2000 Trust                                              0              0             0              0
The Milton R. Berlinski 2001 Annuity Trust I                                0              0             0              0
The Milton R. Berlinski 2002 Annuity Trust I                                0              0             0              0
The Milton R. Berlinski 2002 Annuity Trust II                               0              0             0              0

----------
(26)  Created by E. Gerald Corrigan.

                                                          ITEM 6                         ITEM 8      ITEM 9
                                                         Place of        ITEM 7          Shared       Sole           ITEM 10
                                                      Organization     Sole Voting       Voting    Dispositive       Shared
                                                       (New York         Power of       Power of    Power of       Dispositive
              ITEM 1                                unless otherwise    Uncovered      Uncovered    Uncovered       Power of
    Names of Reporting Persons                         indicated)         Shares         Shares      Shares      Uncovered Shares
    --------------------------                         ----------         ------         ------      ------      ----------------
The Mossavar-Rahmani 2000 Family Trust                                      0              0             0              0
Murphy 2000(27)                                                             0              0             0              0
Murphy 2000 (continuing trust)(28)                                          0              0             0              0
Murphy 2001 GRAT(28)                                                        0              0             0              0
Murphy 2002 GRAT(28)                                                        0              0             0              0
The Natalie Cailyn Rogers 2000 Trust                                        0              0             0              0
The Nicole Schiller 2000 Trust                                              0              0             0              0
The Patrick J. Ward 2001 Trust                                              0              0             0              0
The Patrick Scire 2001 Family Trust                    New Jersey           0              0             0              0
The Patrick Scire 2001 Grantor Retained Annuity
    Trust                                              New Jersey           0              0             0              0
The Peter C. Gerhard 2000 Family Trust                                      0              0             0              0
The Peter C. Gerhard 2001 Annuity Trust I                                   0              0             0              0
The Peter C. Gerhard 2002 Annuity Trust I                                   0              0             0              0
The Peter C. Gerhard 2002 Annuity Trust II                                  0              0             0              0
The Peter D. Kiernan, III 2001 Annuity Trust I                              0              0             0              0
The Peter D. Kiernan, III 2002 Annuity Trust I                              0              0             0              0
The Peter D. Kiernan, III 2002 Annuity Trust II                             0              0             0              0
The Peter Kiernan IV 2000 Trust                                             0              0             0              0
The Peter S. Kraus 2001 Annuity Trust I                                     0              0             0              0
The Peter S. Kraus 2002 Annuity Trust I                                     0              0             0              0
The Peter S. Kraus 2002 Annuity Trust II                                    0              0             0              0
The Philip D. Murphy 2000 Family Trust                                      0              0             0              0
The Philip D. Murphy 2001 Annuity Trust I                                   0              0             0              0
The Philip D. Murphy 2002 Annuity Trust I                                   0              0             0              0
The Philip Darivoff 2001 Annuity Trust I                                    0              0             0              0
The Philip Darivoff 2002 Annuity Trust I                                    0              0             0              0
The Philip Darivoff 2002 Annuity Trust II                                   0              0             0              0

----------
(27)  Created by Thomas S. Murphy, Jr.

                                                         ITEM 6                          ITEM 8      ITEM 9
                                                        Place of         ITEM 7          Shared       Sole           ITEM 10
                                                      Organization     Sole Voting       Voting    Dispositive       Shared
                                                       (New York         Power of       Power of    Power of       Dispositive
              ITEM 1                                unless otherwise    Uncovered      Uncovered    Uncovered       Power of
    Names of Reporting Persons                         indicated)         Shares         Shares      Shares      Uncovered Shares
    --------------------------                         ----------         ------         ------      ------      ----------------
The Philip Darivoff 2002 Family Trust                                       0              0             0              0
The Rachel M. Darivoff 2000 Trust                                           0              0             0              0
The Ralph F. Rosenberg 2000 Family Trust                                    0              0             0              0
The Ralph F. Rosenberg 2001 Annuity Trust I                                 0              0             0              0
The Ralph F. Rosenberg 2002 Annuity Trust I                                 0              0             0              0
The Ralph F. Rosenberg 2002 Annuity Trust II                                0              0             0              0
Randal M. Fippinger-Millennium Trust                                        0              0             0              0
The Randolph L. Cowen 2000 Family Trust                                     0              0             0              0
Rayas Trust(28)                                        Jersey               0              0             0              0
The Rebecca Viniar 2000 Trust                                               0              0             0              0
The Richard A. Friedman 2002 Annuity Trust I                                0              0             0              0
The Richard A. Friedman 2000 Family Trust                                   0              0             0              0
The Richard A. Sapp 2000 Family Trust                                       0              0             0              0
The Richard A. Sapp 2001 Annuity Trust I                                    0              0             0              0
The Richard A. Sapp 2002 Annuity Trust I                                    0              0             0              0
The Richard E. Witten 2001 Annuity Trust I                                  0              0             0              0
The Richard E. Witten 2002 Annuity Trust I                                  0              0             0              0
The Richard E. Witten 2002 Annuity Trust II                                 0              0             0              0
The Richard G. Sherlund 2001 Annuity Trust I                                0              0             0              0
The Richard G. Sherlund 2002 Annuity Trust I                                0              0             0              0
The Richard Hogan 2001 Family Trust                                         0              0             0              0
The Richard Hogan 2001 Grantor Retained Annuity
    Trust                                                                   0              0             0              0
The Richard Hogan 2002 Grantor Retained Annuity
    Trust                                                                   0              0             0              0
Robert A. Fippinger, Jr. Millennium Trust                                   0              0             0              0
The Robert B. Litterman 2000 Family Trust                                   0              0             0              0

----------
(28)  Created by Emmanuel Roman.

                                                         ITEM 6                          ITEM 8      ITEM 9
                                                       Place of          ITEM 7          Shared       Sole           ITEM 10
                                                     Organization      Sole Voting       Voting    Dispositive       Shared
                                                       (New York         Power of       Power of    Power of       Dispositive
              ITEM 1                                unless otherwise    Uncovered      Uncovered    Uncovered       Power of
    Names of Reporting Persons                         indicated)         Shares         Shares      Shares      Uncovered Shares
    --------------------------                         ----------         ------         ------      ------      ----------------
The Robert B. Litterman 2001 Annuity Trust I                                0              0             0              0
The Robert B. Litterman 2002 Annuity Trust I                                0              0             0              0
The Robert B. Litterman 2002 Annuity Trust II                               0              0             0              0
The Robert B. Morris III 2000 Family Trust                                  0              0             0              0
The Robert B. Morris III 2001 Annuity Trust I                               0              0             0              0
The Robert B. Morris III 2002 Annuity Trust I                               0              0             0              0
The Robert B. Morris III 2002 Annuity Trust II                              0              0             0              0
The Robert J. Hurst 2000 Family Trust                                       0              0             0              0
The Robert J. Hurst 2001 Annuity Trust I                                    0              0             0              0
The Robert J. Hurst 2002 Annuity Trust I                                    0              0             0              0
The Robert J. Hurst 2002 Annuity Trust II                                   0              0             0              0
The Robert J. Katz 2001 Annuity Trust I                                     0              0             0              0
The Robert J. Katz 2002 Annuity Trust I                                     0              0             0              0
The Robert J. Katz 2002 Annuity Trust II                                    0              0             0              0
The Robert J. O'Shea 2000 Family Trust                                      0              0             0              0
The Robert J. O'Shea 2001 Annuity Trust I                                   0              0             0              0
The Robert J. O'Shea 2002 Annuity Trust I                                   0              0             0              0
The Robert J. O'Shea 2002 Annuity Trust II                                  0              0             0              0
The Robert J. Pace 2000 Family Trust                                        0              0             0              0
The Robert J. Pace 2001 Annuity Trust I                                     0              0             0              0
The Robert J. Pace 2002 Annuity Trust I                                     0              0             0              0
The Robert K. Steel 2001 Annuity Trust I                                    0              0             0              0
The Robert K. Steel 2002 Annuity Trust I                                    0              0             0              0
The Robert K. Steel 2002 Annuity Trust II                                   0              0             0              0
The Robert Luckow 2001 Family Trust                                         0              0             0              0

                                                         ITEM 6                          ITEM 8      ITEM 9
                                                        Place of         ITEM 7          Shared       Sole           ITEM 10
                                                      Organization     Sole Voting       Voting    Dispositive       Shared
                                                       (New York         Power of       Power of    Power of       Dispositive
              ITEM 1                                unless otherwise    Uncovered      Uncovered    Uncovered       Power of
    Names of Reporting Persons                         indicated)         Shares         Shares      Shares      Uncovered Shares
    --------------------------                         ----------         ------         ------      ------      ----------------
The Robert Luckow 2002 Grantor Retained Annuity
    Trust                                                                   0              0             0              0
The Robin Neustein 2001 Annuity Trust I                                     0              0             0              0
Robin Neustein 2002 Annuity Trust                                           0              0             0              0
The Samantha Schiller 2000 Trust                                            0              0             0              0
The Sarah B. Lopatin 2000 Trust                                             0              0             0              0
The Sarah Delacy Kiernan 2000 Trust                                         0              0             0              0
The Sarah M. Darivoff 2000 Trust                                            0              0             0              0
The Sarah Rose Berlinski 2000 Trust                                         0              0             0              0
The Scott B. Kapnick 2000 Family Trust                                      0              0             0              0
The Scott B. Kapnick 2001 Annuity Trust I                                   0              0             0              0
The Scott B. Kapnick 2002 Annuity Trust I                                   0              0             0              0
Scott M. Pinkus 2000 Family Trust                      New Jersey           0              0             0              0
The Scott S. Prince Trust                                                   0              0             0              0
The Sharmin Mossavar-Rahmani 2001 Annuity Trust I                           0              0             0              0
The Sharmin Mossavar-Rahmani 2002 Annuity Trust I                           0              0             0              0
The Stephen M. Neidich 2000 Trust                                           0              0             0              0
The Steven J. Wisch 2001 Annuity Trust I                                    0              0             0              0
The Steven J. Wisch 2001 Family Trust                                       0              0             0              0
The Steven J. Wisch 2002 Annuity Trust I                                    0              0             0              0
The Steven M. Heller, Jr. 2000 Trust                                        0              0             0              0
The Steven Starker 2001 Family Trust                                        0              0             0              0
The Steven Starker 2001 Grantor Retained Annuity
    Trust                                                                   0              0             0              0
The Steven Starker 2002 Grantor Retained Annuity
    Trust                                                                   0              0             0              0
The Steven T. Mnuchin 2000 Family Trust                                     0              0             0              0
The Steven T. Mnuchin 2001 Annuity Trust I                                  0              0             0              0
The Steven T. Mnuchin 2002 Annuity Trust I                                  0              0             0              0
The Stuart Mark Rothenberg 2000 Family Trust                                0              0             0              0

                                                         ITEM 6                          ITEM 8      ITEM 9
                                                        Place of          ITEM 7         Shared       Sole           ITEM 10
                                                      Organization     Sole Voting       Voting    Dispositive       Shared
                                                       (New York         Power of       Power of    Power of       Dispositive
              ITEM 1                                unless otherwise    Uncovered      Uncovered    Uncovered       Power of
    Names of Reporting Persons                         indicated)         Shares         Shares      Shares      Uncovered Shares
    --------------------------                         ----------         ------         ------      ------      ----------------
The Stuart Mark Rothenberg 2001 Annuity Trust I                             0              0             0              0
The Stuart Mark Rothenberg 2002 Annuity Trust I                             0              0             0              0
The Stuart Mark Rothenberg 2002 Annuity Trust II                            0              0             0              0
The Suzanne E. Cohen 2000 Trust                                             0              0             0              0
The Terence M. O'Toole 2000 Family Trust                                    0              0             0              0
The Terence M. O'Toole 2001 Annuity Trust I                                 0              0             0              0
The Terence M. O'Toole 2002 Annuity Trust I                                 0              0             0              0
The Tess Augusta Linden 2000 Trust                                          0              0             0              0
The Thomas J. Healey 2001 Annuity Trust                New Jersey           0              0             0              0
The Thomas J. Healey 2002 Annuity Trust                                     0              0             0              0
The Thomas K. Montag 2000 Family Trust                                      0              0             0              0
The Thomas K. Montag 2001 Annuity Trust I                                   0              0             0              0
The Tracy Richard Wolstencroft 2000 Family Trust                            0              0             0              0
The Tracy Richard Wolstencroft 2001 Annuity Trust I                         0              0             0              0
The Tracy Richard Wolstencroft 2002 Annuity Trust I                         0              0             0              0
Trust for the benefit of David Ford, Jr. under
    Indenture of Trust B of David B. Ford dated
    6/16/00                                            Pennsylvania         0              0             0              0
Trust for the benefit of Jamie Ford under
    Indenture of Trust B of David B. Ford dated as
    of 6/16/00                                         Pennsylvania         0              0             0              0
Trust for the benefit of Megan H. Hagerty u/a DTD
    3/26/01(29)                                        New Jersey           0              0             0              0
Trust f/b/o Megan H. Hagerty u/a/d June 5, 2002(30)                         0              0             0              0
Trust for the benefit of Thomas Jeremiah Healey
    u/a DTD 3/26/01                                    New Jersey           0              0             0              0
Trust f/b/o Thomas Jeremiah Healey u/a/d June 5,
    2002                                                                    0              0             0              0
Trust u/w James Kellogg III                            New Jersey           0              0             0              0
The Unicorn Trust(30)                                  UK                   0              0             0              0
Vyrona Trust(31)                                       Jersey               0              0             0              0

----------
(29)  Created by Thomas J. Healey.
(30)  Created by Wiet H.M. Pot.

                                                         ITEM 6                          ITEM 8       ITEM 9
                                                       Place of           ITEM 7         Shared       Sole           ITEM 10
                                                      Organization     Sole Voting       Voting    Dispositive       Shared
                                                       (New York         Power of       Power of    Power of       Dispositive
              ITEM 1                                unless otherwise    Uncovered      Uncovered    Uncovered       Power of
    Names of Reporting Persons                         indicated)         Shares         Shares      Shares      Uncovered Shares
    --------------------------                         ----------         ------         ------      ------      ----------------
The William C. Sherlund 2000 Trust                                          0              0             0              0
The William Keith Litzenberger Remainder Trust                              0              0             0              0
Zachariah Cobrinik 2001 Annuity Trust I                                     0              0             0              0
Zachariah Cobrinik 2001 Family Trust                                        0              0             0              0
The Zachariah Cobrinik Family 2000 Trust                                    0              0             0              0
Zachariah Cobrinik 2002 Annuity Trust                                       0              0             0              0

PARTNERSHIPS

ALS Investment Partners, L.P.(32)                      Delaware             0              0             0              0
Beech Associates, L.P.(33)                             Delaware             0              0             0              0
Bermuda Partners, L.P.(34)                             Delaware             0              0             0              0
Crestley, L.P.(35)                                     Delaware             0              0             0              0
EPG Associates, L.P.(36)                                                    0              0             0              0
Greenley Partners, L.P.(37)                            Delaware             0              0             0              0
Harris Capital Partners, Limited Partnership           Delaware             0              0             0              0
HEMPA Limited Partnership(38)                          Delaware             0              0             0              0
JSS Investment Partners, L.P.(39)                      Delaware             0              0             0              0
The Litzenberger Family Limited Partnership            Delaware             0              0             0              0
Mesdag Family Limited Partnership                      Delaware             0              0             0              0
Mijen Family Partnership(40)                           Illinois             0              0             0              0
Opatrny Investment Partners, L.P.                      Delaware             0              0             0              0
Rantz GS Investment Partners, L.P.                     Delaware             0              0             0              0
The Rizner Family Limited Partnership                  Illinois             0              0             0              0
Savitz Investment Partners, L.P.                       Delaware             0              0             0              0
Silverman Partners, L.P.                               Delaware             0              0             0              0
Stone Gate GS Partners, L.P.(41)                       Delaware             0              0             0              0
Trott GS Investment Partners, L.P.                     Delaware             0              0             0              0

----------
(31)  Created by Sylvain M. Hefes.
(32)  Created by Charles B. Seelig, Jr.
(33)  Created by David B. Ford.
(34)  Created by Peter R. Kellogg.
(35)  Created by Thomas J. Healey.
(36)  Created by Edward S. Gutman.
(37)  Created by Jaime E. Yordan.
(38)  Created by Henry M. Paulson, Jr.
(39)  Created by Jonathan S. Savitz.
(40)  Created by Peter Layton.
(41)  Created by Connie K. Duckworth.

                                                         ITEM 6                          ITEM 8      ITEM 9
                                                       Place of           ITEM 7         Shared       Sole           ITEM 10
                                                      Organization     Sole Voting       Voting    Dispositive       Shared
                                                       (New York         Power of       Power of    Power of       Dispositive
              ITEM 1                                unless otherwise    Uncovered      Uncovered    Uncovered       Power of
    Names of Reporting Persons                         indicated)         Shares         Shares      Shares      Uncovered Shares
    --------------------------                         ----------         ------         ------      ------      ----------------
Tuft GS Investment Partners, L.P.                      Delaware             0              0             0              0
Ward Investment Partners, L.P.                         Delaware             0              0             0              0
Windy Hill Investment Company II, L.P.(42)             Delaware             0              0             0              0
Winkelried Investment Partners, L.P.                   Delaware             0              0             0              0

LIMITED LIABILITY COMPANIES

The Gary Tolchin Family LLC                            Delaware             0              0             0              0
The James Coufos Family LLC                            Delaware             0              0             0              0
The Lawrence Cohen Family LLC                          Delaware             0              0             0              0
The Patrick Scire Family LLC                           Delaware             0              0             0              0
The Rebecca Amitai Family LLC                          Delaware             0              0             0              0
The Richard Hogan Family LLC                           Delaware             0              0             0              0
The Steven Starker Family LLC                          Delaware             0              0             0              0
The Thomas Gravina Family LLC                          Delaware             0              0             0              0
The Todd Christie Family LLC                           Delaware             0              0             0              0

CORPORATIONS

Anahue Limited(43)                                     Jersey               0              0             0              0
Chambolle Limited(44)                                  Jersey               0              0             0              0
Guapulo Holdings Limited(45)                           Jersey               0              0             0              0
HJS2 Limited(46)                                       Cayman Islands       0              0             0              0
IAT Reinsurance Syndicate Ltd.(47)                     Bermuda              0              0             0              0
Majix Limited(48)                                      Jersey               0              0             0              0
Melalula Limited(49)                                   Jersey               0              0             0              0
RJG Holding Company(50)                                Cayman Islands       0              0             0              0
Robinelli Limited(51)                                  Jersey               0              0             0              0
Vyrona Holdings Limited(52)                            Jersey               0              0             0              0
Zurrah Limited(53)                                     Jersey               0              0             0              0

----------
(42)  Created by Joseph D. Gutman.
(43)  Created by Andrew A. Chisholm.
(44)  Created by Emmanuel Roman.
(45)  Created by Erland S. Karlsson.
(46)  Created by Hsueh J. Sung.
(47)  Created by Peter R. Kellogg.
(48)  Created by Alok Oberoi.
(49)  Created by Peter D. Sutherland.
(50)  Created by Richard J. Gnodde.
(51)  Created by Claudio Costamagna.
(52)  Created by Sylvain M. Hefes.
(53)  Created by Yoel Zaoui.

      This Amendment No. 32 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 32 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

      This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of GS Inc., a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

      (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

      Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands;
(iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

      (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson") and the former members (the "Walter Frank Covered Persons" and, together with the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the "Acquisition Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered

Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

      Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

      The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson or Walter Frank or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

      The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on September 25, 2002 and terminated on October 18, 2002 with an aggregate of 8,398,117 Covered Shares having been sold. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

      Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

      Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

      (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

      (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other

Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

      (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

      (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

      Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement" and, together with the SLK Member Agreement and the Jacobson Member Agreement, the "Member Agreements"), between such Walter Frank Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

      The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

      Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

      The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, and each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons in equal installments on each of May 8, 2003 and May 8, 2004, and as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 27, 2003, June 27, 2004 and June 27, 2005. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

      Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

      On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

      The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of an aggregate of 3,636,465 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and an aggregate of 9,715,883 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4.

      In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

      In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

      Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

      The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not:

participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

      The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

      Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

      The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

      Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

      In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

      In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 961,029 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

      In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001 and January 9, 2002, GS Inc. entered into a Registration Rights Instrument and three substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

      GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

      In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

      Certain Individual Covered Persons have written American-style call options on an aggregate of 620,000 Covered Shares with strike prices ranging from $65 to $90 and maturity dates ranging from October 19, 2002 to January 18, 2003. None of these Covered Persons is employed by Goldman Sachs.

      On September 30, 2002, an Estate Planning Covered Person purchased a European-style put option on 511,380 Covered Shares with a strike price of $57.47 and an expiration date of January 2, 2003 and wrote a European-style call option on 511,380 Covered Shares with a strike price of $70.54 and an expiration date of January 2, 2003. Neither the settlor nor any beneficiary of this Estate Planning Covered Person is employed by Goldman Sachs.

      Certain private foundations established by one or more Individual
Covered Persons have written American-style call options on an aggregate of 18,900 Uncovered Shares with strike prices ranging from $75 to $80 and maturity dates ranging from November 16, 2002 to January 18, 2003. None of these Covered Persons is employed by Goldman Sachs.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Exhibit                             Description
-------                             -----------
A.          Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File
            No. 005-56295) (the "Initial Schedule 13D")).

B.          Form of Agreement Relating to Noncompetition and Other Covenants
            (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
            Sachs Group, Inc.).

C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form
            S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

D.          Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
            Exhibit E), dated July 10, 2000 (incorporated by reference to
            Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July
            11, 2000 (File No. 005-56295)).

E.          Registration Rights Instrument, dated as of December 10, 1999
            (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

F.          Supplemental Registration Rights Instrument, dated as of December
            10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
            005-56295)).

G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
            (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule
            13D, filed June 21, 2000 (File No. 005-56295)).

I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
            13D, filed June 30, 2000 (File No. 005-56295)).

J.          Form of Counterpart to Shareholders' Agreement for non-U.S.
            corporations (incorporated by reference to Exhibit L to Amendment
            No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
            005-56295)).

K.          Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
            (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

L.          Form of Guarantee and Pledge Agreement for non-U.S. corporations
            (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

M.          Form of Pledge Agreement for shareholders of non-U.S. corporations
            (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

Exhibit                             Description
-------                             -----------
N.          Form of Pledge Agreement for shareholders of non-U.S. corporations
            (Jersey version) (incorporated by reference to Exhibit P to
            Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
            (File No. 005-56295)).

O.          Form of Counterpart to Shareholders' Agreement for Transferee
            Covered Persons (incorporated by reference to Exhibit Q to Amendment
            No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

P.          Supplemental Registration Rights Instrument, dated as of June 19,
            2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
            005-56295)).

Q.          Power of Attorney (incorporated by reference to Exhibit X to
            Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001
            (File No. 005-56295)).

R.          Form of Amended and Restated Member Agreement, dated as of September
            10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to
            Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed
            November 3, 2000 (File No. 005-56295)).

S.          Form of Pledge Agreement, dated as of October 31, 2000, between GS
            Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
            November 3, 2000 (File No. 005-56295)).

T.          Supplemental Registration Rights Instrument, dated as of December
            21, 2000 (incorporated by reference to Exhibit AA to Amendment No.
            12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
            005-56295)).

U.          Form of Member Agreement, dated as of January 26, 2001, between GS
            Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
            March 28, 2001 (File No. 005-56295)).

V.          Form of Pledge Agreement, dated as of March 19, 2001, between GS
            Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed
            March 28, 2001 (File No. 005-56295)).

W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule
            13D, filed October 30, 2001 (File No. 005-56295)).

X. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial
            Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

Y.          Form of Guarantee and Pledge Agreement for non-U.S. trusts holding
            Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule
            13D, filed December 21, 2001 (File No. 005-56295)).

Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule
            13D, filed December 21, 2001 (File No. 005-56295)).

AA.         Supplemental Registration Rights Instrument, dated as of December
            21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The
            Goldman Sachs Group, Inc.).

Exhibit                             Description
-------                             -----------
BB.         Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit
            BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20,
            2002 (File No. 005-56295)).

CC.         Form of Member Agreement, dated as of May 16, 2002, between GS Inc.
            and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed
            July 5, 2002 (File No. 005-56295)).

DD.         Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc.
            and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed
            July 5, 2002 (File No. 005-56295)).

                                                                         ANNEX A



    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS


                                                                             CONVICTIONS OR         BENEFICIAL
                                                                             VIOLATIONS OF       OWNERSHIP OF THE
                                                                            FEDERAL OR STATE   COMMON STOCK OF THE
                                                                            LAWS WITHIN THE       GOLDMAN SACHS
  NAME            CITIZENSHIP   BUSINESS ADDRESS     PRESENT EMPLOYMENT     LAST FIVE YEARS        GROUP, INC.
  ----            -----------   ----------------     ------------------     ---------------    -------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

Anthony J.            UK        26 New Street,       Partner,                     None         None
Dessain                         St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

John D. Amaral        UK        Victoria Hall        Vice President/              None         None
                                11 Victoria St.      Account Manager,
                                Hamilton HM11        J&H Marsh & McLennan
                                Bermuda

Marguerite R.         USA       120 Broadway         Vice President,              None         None
Gorman                          New York, NY         Spear, Leeds &
                                10271                Kellogg, L.P.

Richard D.            UK        41 Cedar Avenue      Partner, Appleby,            None         None
Spurling                        Hamilton HM12        Spurling & Kempe
                                Bermuda

                                                                         ANNEX B



ITEMS 2(D)
  AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

None.

                                                                         ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 7,821,427 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E


ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

The following sales of shares of Common Stock were made by the following Covered Person through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange:

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Channel A Sales
120 Broadway Partners                       October 4, 2002                1,500                 $62.50
Bermuda Partners, L.P.                      October 4, 2002                  900                 $62.50
Bryant F. Pantano                           October 4, 2002                1,000                 $62.50
IAT Reinsurance Syndicate Ltd               October 4, 2002               10,000                 $62.50
Trust u/w James Kellogg III                 October 4, 2002                1,700                 $62.50
Patrick P. Scire                            October 4, 2002                5,000                 $62.50
Peter R. Kellogg                            October 4, 2002                1,000                 $62.50
The Patrick J. Ward 2001 Trust              October 4, 2002                4,327                 $62.50
120 Broadway Partners                       October 7, 2002                1,500                 $60.35
Bermuda Partners, L.P.                      October 7, 2002                  900                 $60.35
Bryant F. Pantano                           October 7, 2002                  800                 $60.35
Gary F. Goldring                            October 7, 2002               25,000                 $60.35
IAT Reinsurance Syndicate Ltd               October 7, 2002               10,000                 $60.35
Trust u/w James Kellogg III                 October 7, 2002                1,700                 $60.35
Peter R. Kellogg                            October 7, 2002                1,000                 $60.35
The Patrick J. Ward 2001 Trust              October 7, 2002                4,327                 $60.35
120 Broadway Partners                       October 8, 2002                1,500                 $60.52
Bermuda Partners, L.P.                      October 8, 2002                  900                 $60.52
Christopher A. Bates                        October 8, 2002                2,500                 $60.52
IAT Reinsurance Syndicate Ltd               October 8, 2002               10,000                 $60.52
Neil V. Desena                              October 8, 2002               12,523                 $60.52
Trust u/w James Kellogg III                 October 8, 2002                1,700                 $60.52
Peter R. Kellogg                            October 8, 2002                1,000                 $60.52
The Patrick J. Ward 2001 Trust              October 8, 2002                4,327                 $60.52
Thomas K. Montag                            October 8, 2002               20,000                 $60.52
120 Broadway Partners                       October 9, 2002                1,500                 $60.08
Bermuda Partners, L.P.                      October 9, 2002                  900                 $60.08
Bryant F. Pantano                           October 9, 2002                  331                 $60.08
Gary F. Goldring                            October 9, 2002               25,000                 $60.08
IAT Reinsurance Syndicate Ltd               October 9, 2002               10,000                 $60.08
Trust u/w James Kellogg III                 October 9, 2002                1,700                 $60.08
Peter R. Kellogg                            October 9, 2002                1,000                 $60.08
Steven R. Starker                           October 9, 2002               10,000                 $60.08
The Patrick J. Ward 2001 Trust              October 9, 2002                4,327                 $60.08
120 Broadway Partners                      October 10, 2002                1,500                 $60.73
Bermuda Partners, L.P.                     October 10, 2002                  900                 $60.73
IAT Reinsurance Syndicate Ltd              October 10, 2002               10,000                 $60.73
Trust u/w James Kellogg III                October 10, 2002                1,700                 $60.73

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Peter R. Kellogg                           October 10, 2002                1,000                 $60.73
The Patrick J. Ward 2001 Trust             October 10, 2002                4,327                 $60.73
Todd J. Christie                           October 10, 2002               22,409                 $60.73
120 Broadway Partners                      October 11, 2002                1,500                 $64.44
Bermuda Partners, L.P.                     October 11, 2002                  900                 $64.44
Eric S. Schwartz                           October 11, 2002               30,000                 $64.44
Gary F. Goldring                           October 11, 2002               25,000                 $64.44
IAT Reinsurance Syndicate Ltd              October 11, 2002               10,000                 $64.44
Trust u/w James Kellogg III                October 11, 2002                1,700                 $64.44
Peter R. Kellogg                           October 11, 2002                1,000                 $64.44
Steven T. Mnuchin                          October 11, 2002               50,000                 $64.44
The Patrick J. Ward 2001 Trust             October 11, 2002                4,327                 $64.44
120 Broadway Partners                      October 14, 2002                1,500                 $64.85
Bermuda Partners, L.P.                     October 14, 2002                  900                 $64.85
Bryant F. Pantano                          October 14, 2002                  600                 $64.85
IAT Reinsurance Syndicate Ltd              October 14, 2002               10,000                 $64.85
Lawrence A. Cohen                          October 14, 2002               15,000                 $64.85
Trust u/w James Kellogg III                October 14, 2002                1,700                 $64.85
Peter R. Kellogg                           October 14, 2002                1,000                 $64.85
The Patrick J. Ward 2001 Trust             October 14, 2002                4,327                 $64.85
120 Broadway Partners                      October 15, 2002                1,500                 $69.21
Bermuda Partners, L.P.                     October 15, 2002                  900                 $69.21
Bryant F. Pantano                          October 15, 2002                  500                 $69.21
Eric M. Mindich                            October 15, 2002               10,000                 $69.21
Gary D. Cohn                               October 15, 2002               20,000                 $69.21
Gary F. Goldring                           October 15, 2002               10,000                 $69.21
IAT Reinsurance Syndicate Ltd              October 15, 2002               10,000                 $69.21
Trust u/w James Kellogg III                October 15, 2002                1,700                 $69.21
Peter R. Kellogg                           October 15, 2002                1,000                 $69.21
Steven R. Starker                          October 15, 2002                9,920                 $69.21
The Patrick J. Ward 2001 Trust             October 15, 2002                4,327                 $69.21
Thomas J. Gravina                          October 15, 2002                1,000                 $69.21
120 Broadway Partners                      October 16, 2002                1,254                 $68.37
A.C. Trust                                 October 16, 2002                7,296                 $68.37
Andrew Cader                               October 16, 2002              149,915                 $68.37
Bermuda Partners, L.P.                     October 16, 2002                  888                 $68.37
Bryant F. Pantano                          October 16, 2002                1,200                 $68.37
Eric M. Mindich                            October 16, 2002               10,000                 $68.37
Gary D. Cohn                               October 16, 2002               20,000                 $68.37
IAT Reinsurance Syndicate Ltd              October 16, 2002                5,541                 $68.37
James A. Jacobson                          October 16, 2002               20,722                 $68.37
Kevin W. Kennedy                           October 16, 2002               50,000                 $68.37
Lawrence A. Cohen                          October 16, 2002               15,000                 $68.37
Trust u/w James Kellogg III                October 16, 2002                2,013                 $68.37
Peter A. Weinberg                          October 16, 2002               75,000                 $68.37
Peter R. Kellogg                           October 16, 2002                1,975                 $68.37
Philip D. Murphy                           October 16, 2002                5,000                 $68.37
Richard R. Hogan                           October 16, 2002               10,089                 $68.37

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
The Patrick J. Ward 2001 Trust             October 16, 2002                4,327                 $68.37
Thomas J. Gravina                          October 16, 2002                3,026                 $68.37
Bryant F. Pantano                          October 17, 2002                2,500                 $71.61
Eric S. Schwartz                           October 17, 2002               42,864                 $71.61
Gary D. Cohn                               October 17, 2002               20,000                 $71.61
Richard R. Hogan                           October 17, 2002                6,000                 $71.61
Scott B. Kapnick                           October 17, 2002               50,000                 $71.61
The Patrick J. Ward 2001 Trust             October 17, 2002                4,327                 $71.61
Thomas J. Gravina                          October 17, 2002                5,000                 $71.61
Thomas K. Montag                           October 17, 2002               20,000                 $71.61
Brian J. Toolan                            October 18, 2002               27,000                 $71.16
Bryant F. Pantano                          October 18, 2002                5,000                 $71.16
Gary D. Cohn                               October 18, 2002               23,046                 $71.16
Jon Winkelried                             October 18, 2002               50,000                 $71.16
Kevin W. Kennedy                           October 18, 2002               50,000                 $71.16
Lawrence A. Cohen                          October 18, 2002               15,000                 $71.16
Richard C. Salvadore                       October 18, 2002               35,228                 $71.16
Richard R. Hogan                           October 18, 2002               10,000                 $71.16
Scott B. Kapnick                           October 18, 2002               55,180                 $71.16
Steven T. Mnuchin                          October 18, 2002               35,000                 $71.16
The Patrick J. Ward 2001 Trust             October 18, 2002                4,327                 $71.16

Channel B Sales
Aubrey Ellis, Jr.                           October 4, 2002                6,100                 $62.61
Avi M. Nash                                 October 4, 2002                1,042                 $62.61
David G. Lambert                            October 4, 2002                1,136                 $62.61
David L. Henle                              October 4, 2002                5,000                 $62.61
Fern K. Hurst                               October 4, 2002                1,389                 $62.61
Gary W. Williams                            October 4, 2002                5,000                 $62.61
Greg M. Ostroff                             October 4, 2002                  250                 $62.61
Howard A. Silverstein                       October 4, 2002                1,000                 $62.61
Jonathan M. Lopatin                         October 4, 2002                1,900                 $62.61
Lee G. Vance                                October 4, 2002                4,000                 $62.61
M.B. Turnbull Pty, Limited                  October 4, 2002                1,000                 $62.61
Mark A. Zurack                              October 4, 2002                1,000                 $62.61
Mary C. Henry                               October 4, 2002                3,000                 $62.61
Melalula Limited                            October 4, 2002                4,156                 $62.61
Richard A. Sapp                             October 4, 2002                5,000                 $62.61
Richard G. Sherlund                         October 4, 2002                5,000                 $62.61
Robert H. Litzenberger                      October 4, 2002                1,308                 $62.61
Robert J. Katz                              October 4, 2002                1,000                 $62.61
Ronald G. Marks                             October 4, 2002                1,000                 $62.61
The Michael J. Zamkow 2001 Trust            October 4, 2002               12,505                 $62.61
The Unicorn Trust                           October 4, 2002                4,586                 $62.61
Vyrona Holdings Limited                     October 4, 2002                4,432                 $62.61
Zachariah Cobrinik                          October 4, 2002                1,619                 $62.61
Avi M. Nash                                 October 7, 2002                1,042                 $60.38
David G. Lambert                            October 7, 2002                1,000                 $60.38

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Fern K. Hurst                               October 7, 2002                1,389                 $60.38
Fredric E. Steck                            October 7, 2002                5,000                 $60.38
Gary W. Williams                            October 7, 2002                5,000                 $60.38
Greg M. Ostroff                             October 7, 2002                  500                 $60.38
Howard A. Silverstein                       October 7, 2002                1,000                 $60.38
Jonathan M. Lopatin                         October 7, 2002                1,900                 $60.38
Lee G. Vance                                October 7, 2002                4,000                 $60.38
M.B. Turnbull Pty, Limited                  October 7, 2002                1,000                 $60.38
Mark A. Zurack                              October 7, 2002                1,000                 $60.38
Mary C. Henry                               October 7, 2002                3,000                 $60.38
Melalula Limited                            October 7, 2002                4,156                 $60.38
Richard A. Sapp                             October 7, 2002                4,500                 $60.38
Richard G. Sherlund                         October 7, 2002                5,000                 $60.38
Robert H. Litzenberger                      October 7, 2002                1,308                 $60.38
Robert J. Katz                              October 7, 2002                1,000                 $60.38
Ronald G. Marks                             October 7, 2002                1,000                 $60.38
Simon M. Robertson                          October 7, 2002               10,000                 $60.38
The Unicorn Trust                           October 7, 2002                4,586                 $60.38
Vyrona Holdings Limited                     October 7, 2002                4,432                 $60.38
Zachariah Cobrinik                          October 7, 2002                1,619                 $60.38
Avi M. Nash                                 October 8, 2002                1,042                 $60.63
Daniel W. Stanton                           October 8, 2002               10,000                 $60.63
David G. Lambert                            October 8, 2002                1,000                 $60.63
Fern K. Hurst                               October 8, 2002                1,389                 $60.63
Greg M. Ostroff                             October 8, 2002                  300                 $60.63
Howard A. Silverstein                       October 8, 2002                1,000                 $60.63
Howard B. Schiller                          October 8, 2002               12,634                 $60.63
John R. Tormondsen                          October 8, 2002                3,000                 $60.63
Jonathan M. Lopatin                         October 8, 2002                1,900                 $60.63
Lee G. Vance                                October 8, 2002                4,000                 $60.63
Mark A. Zurack                              October 8, 2002                1,000                 $60.63
Mary C. Henry                               October 8, 2002                3,000                 $60.63
Richard A. Sapp                             October 8, 2002                4,500                 $60.63
Robert H. Litzenberger                      October 8, 2002                1,308                 $60.63
Robert J. Katz                              October 8, 2002                1,000                 $60.63
Ronald G. Marks                             October 8, 2002                1,000                 $60.63
The Unicorn Trust                           October 8, 2002                4,586                 $60.63
Vyrona Holdings Limited                     October 8, 2002                4,432                 $60.63
Ann F. Kaplan                               October 9, 2002                7,000                 $60.13
Avi M. Nash                                 October 9, 2002                1,042                 $60.13
Barry S. Volpert                            October 9, 2002               10,000                 $60.13
Cody J Smith                                October 9, 2002               20,000                 $60.13
David G. Lambert                            October 9, 2002                1,000                 $60.13
Douglas W. Kimmelman                        October 9, 2002                5,000                 $60.13
Fern K. Hurst                               October 9, 2002                1,389                 $60.13
Greg M. Ostroff                             October 9, 2002                2,000                 $60.13
Howard A. Silverstein                       October 9, 2002                1,000                 $60.13
John O. Downing                             October 9, 2002               10,000                 $60.13

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
John R. Tormondsen                          October 9, 2002                3,000                 $60.13
Jonathan M. Lopatin                         October 9, 2002                1,900                 $60.13
Jonathan S. Savitz                          October 9, 2002                5,089                 $60.13
Joseph D. Gutman                            October 9, 2002               10,000                 $60.13
Joseph Sassoon                              October 9, 2002                3,500                 $60.13
Lee G. Vance                                October 9, 2002                4,000                 $60.13
Mark A. Zurack                              October 9, 2002                1,000                 $60.13
Mary Ann Casati                             October 9, 2002                4,000                 $60.13
Mary C. Henry                               October 9, 2002                6,000                 $60.13
Melalula Limited                            October 9, 2002                4,674                 $60.13
Richard A. Sapp                             October 9, 2002                4,500                 $60.13
Richard G. Sherlund                         October 9, 2002                5,000                 $60.13
Robert B. Morris III                        October 9, 2002               16,500                 $60.13
Robert H. Litzenberger                      October 9, 2002                1,308                 $60.13
Robert J. Katz                              October 9, 2002                1,000                 $60.13
Ronald G. Marks                             October 9, 2002                3,000                 $60.13
The Unicorn Trust                           October 9, 2002                4,586                 $60.13
Vyrona Holdings Limited                     October 9, 2002                4,432                 $60.13
Zachariah Cobrinik                          October 9, 2002                1,850                 $60.13
Avi M. Nash                                October 10, 2002                1,042                 $60.52
Charles B. Seelig Jr.                      October 10, 2002               10,000                 $60.52
Christian J. Siva-Jothy                    October 10, 2002                5,481                 $60.52
Fern K. Hurst                              October 10, 2002                1,389                 $60.52
Greg M. Ostroff                            October 10, 2002                4,000                 $60.52
Howard A. Silverstein                      October 10, 2002                1,000                 $60.52
Jonathan M. Lopatin                        October 10, 2002                1,900                 $60.52
Lee G. Vance                               October 10, 2002                4,000                 $60.52
M. Roch Hillenbrand                        October 10, 2002                5,000                 $60.52
Mark A. Zurack                             October 10, 2002                1,000                 $60.52
Mary Ann Casati                            October 10, 2002                4,000                 $60.52
Mary C. Henry                              October 10, 2002                3,000                 $60.52
Richard A. Sapp                            October 10, 2002                4,500                 $60.52
Robert B. Morris III                       October 10, 2002                7,300                 $60.52
Robert H. Litzenberger                     October 10, 2002                1,308                 $60.52
Robert J. Katz                             October 10, 2002                1,000                 $60.52
Ronald G. Marks                            October 10, 2002                1,000                 $60.52
The Unicorn Trust                          October 10, 2002                4,586                 $60.52
Vyrona Holdings Limited                    October 10, 2002                4,432                 $60.52
Ann F. Kaplan                              October 11, 2002                8,000                 $64.35
Avi M. Nash                                October 11, 2002                1,042                 $64.35
Barry S. Volpert                           October 11, 2002               10,000                 $64.35
Bradley I. Abelow                          October 11, 2002                7,500                 $64.35
Charles B. Seelig Jr.                      October 11, 2002               10,000                 $64.35
Daniel W. Stanton                          October 11, 2002               10,000                 $64.35
David G. Lambert                           October 11, 2002                1,000                 $64.35
Fern K. Hurst                              October 11, 2002                1,389                 $64.35
Frank L. Coulson Jr.                       October 11, 2002               15,000                 $64.35
Gary W. Williams                           October 11, 2002                5,000                 $64.35

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Gavyn Davies                               October 11, 2002               40,000                 $64.35
Greg M. Ostroff                            October 11, 2002                2,000                 $64.35
Howard A. Silverstein                      October 11, 2002                1,000                 $64.35
John J. Powers                             October 11, 2002               20,000                 $64.35
John O. Downing                            October 11, 2002               10,000                 $64.35
Jonathan M. Lopatin                        October 11, 2002                1,900                 $64.35
Joseph Sassoon                             October 11, 2002                3,500                 $64.35
Lee G. Vance                               October 11, 2002                4,000                 $64.35
Mark A. Zurack                             October 11, 2002                1,000                 $64.35
Mary Ann Casati                            October 11, 2002                4,000                 $64.35
Melalula Limited                           October 11, 2002                5,454                 $64.35
Michael R. Lynch                           October 11, 2002               20,000                 $64.35
Richard A. Sapp                            October 11, 2002                4,500                 $64.35
Richard G. Sherlund                        October 11, 2002                4,292                 $64.35
Richard S. Sharp                           October 11, 2002               20,000                 $64.35
Robert B. Morris III                       October 11, 2002                7,300                 $64.35
Robert H. Litzenberger                     October 11, 2002                1,308                 $64.35
Robert J. Katz                             October 11, 2002                1,000                 $64.35
Ronald G. Marks                            October 11, 2002                1,500                 $64.35
Terence M. O'Toole                         October 11, 2002               15,000                 $64.35
The James M. Sheridan Shares Trust         October 11, 2002                8,000                 $64.35
The Unicorn Trust                          October 11, 2002                4,586                 $64.35
Vyrona Holdings Limited                    October 11, 2002                4,432                 $64.35
Zachariah Cobrinik                         October 11, 2002                2,220                 $64.35
Ann F. Kaplan                              October 14, 2002                8,000                 $64.77
Avi M. Nash                                October 14, 2002                1,042                 $64.77
C. Steven Duncker                          October 14, 2002               15,564                 $64.77
Danny O. Yee                               October 14, 2002                6,000                 $64.77
Fern K. Hurst                              October 14, 2002                1,389                 $64.77
Francis J. Ingrassia                       October 14, 2002                4,000                 $64.77
Frank L. Coulson Jr.                       October 14, 2002               20,000                 $64.77
Gavyn Davies                               October 14, 2002               20,000                 $64.77
George H. Walker                           October 14, 2002                5,000                 $64.77
Greg M. Ostroff                            October 14, 2002                1,500                 $64.77
Howard A. Silverstein                      October 14, 2002                1,000                 $64.77
J. David Rogers                            October 14, 2002                7,000                 $64.77
John E. Urban                              October 14, 2002                7,000                 $64.77
John R. Tormondsen                         October 14, 2002                8,000                 $64.77
Jonathan M. Lopatin                        October 14, 2002                1,900                 $64.77
Joseph Sassoon                             October 14, 2002                3,500                 $64.77
Lee G. Vance                               October 14, 2002                4,000                 $64.77
M. Roch Hillenbrand                        October 14, 2002                5,000                 $64.77
Mark A. Zurack                             October 14, 2002                1,000                 $64.77
Mary C. Henry                              October 14, 2002                1,341                 $64.77
Melalula Limited                           October 14, 2002                5,454                 $64.77
Michael R. Lynch                           October 14, 2002               20,000                 $64.77
Richard A. Sapp                            October 14, 2002                4,500                 $64.77
Robert H. Litzenberger                     October 14, 2002                1,308                 $64.77

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Sanjeev K. Mehra                           October 14, 2002               10,000                 $64.77
Terence M. O'Toole                         October 14, 2002               20,000                 $64.77
The Unicorn Trust                          October 14, 2002                4,586                 $64.77
Vyrona Holdings Limited                    October 14, 2002                4,432                 $64.77
Zachariah Cobrinik                         October 14, 2002                2,220                 $64.77
Ann F. Kaplan                              October 15, 2002                9,400                 $69.05
Avi M. Nash                                October 15, 2002                1,042                 $69.05
Barry S. Volpert                           October 15, 2002               10,000                 $69.05
Carlos A. Cordeiro                         October 15, 2002               50,000                 $69.05
Christopher A. Cole                        October 15, 2002                5,000                 $69.05
Christopher G. French                      October 15, 2002               25,000                 $69.05
Connie K. Duckworth                        October 15, 2002               50,000                 $69.05
Danny O. Yee                               October 15, 2002                6,000                 $69.05
E. Gerald Corrigan                         October 15, 2002                5,000                 $69.05
Eff W. Martin                              October 15, 2002               10,000                 $69.05
Fern K. Hurst                              October 15, 2002                1,389                 $69.05
Frank L. Coulson Jr.                       October 15, 2002               10,000                 $69.05
Fredric E. Steck                           October 15, 2002                8,000                 $69.05
Gary W. Williams                           October 15, 2002               10,000                 $69.05
Gene T. Sykes                              October 15, 2002               80,000                 $69.05
George W. Wellde Jr.                       October 15, 2002               26,271                 $69.05
Greg M. Ostroff                            October 15, 2002                1,200                 $69.05
Howard A. Silverstein                      October 15, 2002                1,000                 $69.05
J. David Rogers                            October 15, 2002                7,000                 $69.05
John E. Urban                              October 15, 2002                4,566                 $69.05
John R. Tormondsen                         October 15, 2002                8,000                 $69.05
Jonathan M. Lopatin                        October 15, 2002                1,276                 $69.05
Joseph Sassoon                             October 15, 2002                4,500                 $69.05
Kipp M. Nelson                             October 15, 2002               23,563                 $69.05
Lee G. Vance                               October 15, 2002                4,000                 $69.05
M.B. Turnbull Pty, Limited                 October 15, 2002                2,000                 $69.05
Mark A. Zurack                             October 15, 2002                1,000                 $69.05
Melalula Limited                           October 15, 2002                5,454                 $69.05
Paul C. Deighton                           October 15, 2002               46,364                 $69.05
Richard A. Sapp                            October 15, 2002                4,500                 $69.05
Richard S. Sharp                           October 15, 2002               75,000                 $69.05
Robert B. Morris III                       October 15, 2002                9,100                 $69.05
Robert H. Litzenberger                     October 15, 2002                1,308                 $69.05
Robert S. Harrison                         October 15, 2002               10,000                 $69.05
Ronald G. Marks                            October 15, 2002                1,500                 $69.05
Sanjeev K. Mehra                           October 15, 2002               10,000                 $69.05
Simon M. Robertson                         October 15, 2002               20,000                 $69.05
Steven M. Shafran                          October 15, 2002               10,000                 $69.05
The James M. Sheridan Shares Trust         October 15, 2002                5,000                 $69.05
The Unicorn Trust                          October 15, 2002                4,586                 $69.05
Timothy D. Dattels                         October 15, 2002               15,517                 $69.05
Vyrona Holdings Limited                    October 15, 2002                4,432                 $69.05
Yasuyo Yamazaki                            October 15, 2002               22,958                 $69.05

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Zachariah Cobrinik                         October 15, 2002                2,220                 $69.05
Avi M. Nash                                October 16, 2002                1,042                 $68.41
Bradford C. Koenig                         October 16, 2002               31,279                 $68.41
Byron D. Trott                             October 16, 2002               50,000                 $68.41
Charles B. Seelig Jr.                      October 16, 2002               15,509                 $68.41
Christopher A. Cole                        October 16, 2002               10,000                 $68.41
Connie K. Duckworth                        October 16, 2002               25,000                 $68.41
Daniel W. Stanton                          October 16, 2002                7,000                 $68.41
Douglas W. Kimmelman                       October 16, 2002                5,000                 $68.41
E. Gerald Corrigan                         October 16, 2002                5,000                 $68.41
Eff W. Martin                              October 16, 2002               10,000                 $68.41
Fern K. Hurst                              October 16, 2002                1,389                 $68.41
Francis J. Ingrassia                       October 16, 2002               10,000                 $68.41
Frank L. Coulson Jr.                       October 16, 2002               10,314                 $68.41
Fredric E. Steck                           October 16, 2002                8,000                 $68.41
Gary W. Williams                           October 16, 2002               20,000                 $68.41
Gavyn Davies                               October 16, 2002               50,000                 $68.41
George H. Walker                           October 16, 2002                4,394                 $68.41
Girish V. Reddy                            October 16, 2002                6,000                 $68.41
Greg M. Ostroff                            October 16, 2002                1,200                 $68.41
Howard A. Silverstein                      October 16, 2002                1,000                 $68.41
J. David Rogers                            October 16, 2002                7,000                 $68.41
Jacob D. Goldfield                         October 16, 2002               10,000                 $68.41
Jeri Lynn Ryan                             October 16, 2002                6,500                 $68.41
John E. Urban                              October 16, 2002                4,000                 $68.41
John J. Powers                             October 16, 2002               25,000                 $68.41
John L. Townsend III                       October 16, 2002               49,967                 $68.41
John S. Weinberg                           October 16, 2002               25,000                 $68.41
Jonathan L. Kolatch                        October 16, 2002               15,000                 $68.41
Jonathan M. Lopatin                        October 16, 2002                1,275                 $68.41
Joseph D. Gutman                           October 16, 2002               10,000                 $68.41
Joseph Della Rosa                          October 16, 2002               25,000                 $68.41
Joseph Sassoon                             October 16, 2002                6,500                 $68.41
Lawrence R. Buchalter                      October 16, 2002               10,000                 $68.41
Lee G. Vance                               October 16, 2002                  706                 $68.41
M.B. Turnbull Pty, Limited                 October 16, 2002                3,000                 $68.41
Mark A. Zurack                             October 16, 2002                5,000                 $68.41
Melalula Limited                           October 16, 2002                5,454                 $68.41
Michael G. Rantz                           October 16, 2002               17,159                 $68.41
Michael S. Sherwood                        October 16, 2002              100,000                 $68.41
Paul S. Efron                              October 16, 2002               10,000                 $68.41
Philip M. Darivoff                         October 16, 2002                5,000                 $68.41
Richard A. Sapp                            October 16, 2002                4,500                 $68.41
Richard J. Bronks                          October 16, 2002               11,070                 $68.41
Richard S. Sharp                           October 16, 2002               25,000                 $68.41
Robert B. Morris III                       October 16, 2002                9,100                 $68.41
Robert H. Litzenberger                     October 16, 2002                1,308                 $68.41
Robert J. O'Shea                           October 16, 2002               30,000                 $68.41

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Robert S. Harrison                         October 16, 2002               10,000                 $68.41
Robert V. Delaney                          October 16, 2002               10,000                 $68.41
Robin Neustein                             October 16, 2002               10,000                 $68.41
Sanjeev K. Mehra                           October 16, 2002                5,000                 $68.41
Sharmin Mossavar-Rahmani                   October 16, 2002               10,000                 $68.41
Steven M. Shafran                          October 16, 2002               15,000                 $68.41
The James M. Sheridan Shares Trust         October 16, 2002                5,000                 $68.41
The Unicorn Trust                          October 16, 2002                4,586                 $68.41
Tsutomu Sato                               October 16, 2002               25,863                 $68.41
Vyrona Holdings Limited                    October 16, 2002                4,435                 $68.41
Zachariah Cobrinik                         October 16, 2002                2,221                 $68.41
Zurrah Limited                             October 16, 2002               25,000                 $68.41
Avi M. Nash                                October 17, 2002                1,042                 $71.34
Barry S. Volpert                           October 17, 2002               10,000                 $71.34
Cody J Smith                               October 17, 2002               27,473                 $71.34
David A. Dechman                           October 17, 2002               18,175                 $71.34
David L. Henle                             October 17, 2002                5,000                 $71.34
Edward A. Mule                             October 17, 2002               25,000                 $71.34
Eff W. Martin                              October 17, 2002               10,000                 $71.34
Fern K. Hurst                              October 17, 2002                1,388                 $71.34
Fredric E. Steck                           October 17, 2002                8,511                 $71.34
Gavyn Davies                               October 17, 2002               50,647                 $71.34
Greg M. Ostroff                            October 17, 2002                1,200                 $71.34
Howard A. Silverstein                      October 17, 2002                1,000                 $71.34
J. David Rogers                            October 17, 2002                7,000                 $71.34
John O. Downing                            October 17, 2002               10,000                 $71.34
Jonathan M. Lopatin                        October 17, 2002                1,275                 $71.34
Joseph D. Gatto                            October 17, 2002               25,000                 $71.34
Joseph Sassoon                             October 17, 2002                6,500                 $71.34
Kendrick R. Wilson III                     October 17, 2002               20,000                 $71.34
M.B. Turnbull Pty, Limited                 October 17, 2002                4,000                 $71.34
Mark A. Zurack                             October 17, 2002                5,000                 $71.34
Mark R. Tercek                             October 17, 2002               10,000                 $71.34
Melalula Limited                           October 17, 2002                5,454                 $71.34
Michael R. Lynch                           October 17, 2002               10,199                 $71.34
Richard A. Sapp                            October 17, 2002                4,500                 $71.34
Richard S. Sharp                           October 17, 2002               75,000                 $71.34
Robert B. Morris III                       October 17, 2002                9,100                 $71.34
Robert H. Litzenberger                     October 17, 2002                1,308                 $71.34
Robert S. Harrison                         October 17, 2002                9,216                 $71.34
Steven M. Shafran                          October 17, 2002                3,379                 $71.34
The James M. Sheridan Shares Trust         October 17, 2002                4,548                 $71.34
The Michael J. Zamkow 2001 Trust           October 17, 2002               20,000                 $71.34
The Unicorn Trust                          October 17, 2002                4,586                 $71.34
Thomas B. Walker III                       October 17, 2002               30,000                 $71.34
Vyrona Holdings Limited                    October 17, 2002                4,432                 $71.34
Zachariah Cobrinik                         October 17, 2002                2,221                 $71.34
Alexander C. Dibelius                      October 18, 2002                5,000                 $71.17

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Anahue Trust                               October 18, 2002                6,324                 $71.17
Andrew M. Gordon                           October 18, 2002               10,000                 $71.17
Ann F. Kaplan                              October 18, 2002               28,346                 $71.17
Armen A. Avanessians                       October 18, 2002               10,000                 $71.17
Avi M. Nash                                October 18, 2002                1,041                 $71.17
Barry S. Volpert                           October 18, 2002               25,000                 $71.17
Bradley I. Abelow                          October 18, 2002                2,585                 $71.17
Byron D. Trott                             October 18, 2002               37,837                 $71.17
Carlos A. Cordeiro                         October 18, 2002               29,591                 $71.17
Christopher A. Cole                        October 18, 2002               15,000                 $71.17
Donald F. Textor                           October 18, 2002               47,188                 $71.17
Edward A. Mule                             October 18, 2002               16,000                 $71.17
Eff W. Martin                              October 18, 2002                5,159                 $71.17
Fern K. Hurst                              October 18, 2002                1,388                 $71.17
Francis J. Ingrassia                       October 18, 2002               20,000                 $71.17
Howard A. Silverstein                      October 18, 2002                3,000                 $71.17
J. David Rogers                            October 18, 2002               14,000                 $71.17
Jacquelyn M. Hoffman-Zehner                October 18, 2002               27,302                 $71.17
Jeffrey B. Goldenberg                      October 18, 2002                5,000                 $71.17
Jeri Lynn Ryan                             October 18, 2002                6,401                 $71.17
John J. Powers                             October 18, 2002               30,000                 $71.17
John S. Weinberg                           October 18, 2002               25,000                 $71.17
Jonathan L. Kolatch                        October 18, 2002               15,000                 $71.17
Jonathan M. Lopatin                        October 18, 2002                1,275                 $71.17
Joseph D. Gutman                           October 18, 2002               15,000                 $71.17
Joseph Della Rosa                          October 18, 2002               30,555                 $71.17
Joseph Sassoon                             October 18, 2002                6,500                 $71.17
Lawrence R. Buchalter                      October 18, 2002               20,000                 $71.17
Lawton W. Fitt                             October 18, 2002               20,000                 $71.17
M.B. Turnbull Pty, Limited                 October 18, 2002                3,125                 $71.17
Mark A. Zurack                             October 18, 2002               17,205                 $71.17
Mark R. Tercek                             October 18, 2002               15,000                 $71.17
Matthew G. L'Heureux                       October 18, 2002               24,762                 $71.17
Melalula Limited                           October 18, 2002                5,451                 $71.17
Michael A. Price                           October 18, 2002               20,000                 $71.17
Michael G. Rantz                           October 18, 2002               20,000                 $71.17
Michael R. Lynch                           October 18, 2002               10,000                 $71.17
Philip M. Darivoff                         October 18, 2002               16,000                 $71.17
Richard A. Sapp                            October 18, 2002                4,500                 $71.17
Richard J. Bronks                          October 18, 2002               11,070                 $71.17
Richard S. Sharp                           October 18, 2002               65,000                 $71.17
RJG Holding Company                        October 18, 2002               24,430                 $71.17
Robert B. Morris III                       October 18, 2002                9,080                 $71.17
Robert H. Litzenberger                     October 18, 2002                1,308                 $71.17
Robert V. Delaney                          October 18, 2002               15,000                 $71.17
Robin Neustein                             October 18, 2002              156,000                 $71.17
Scott M. Pinkus                            October 18, 2002              127,658                 $71.17
Sharmin Mossavar-Rahmani                   October 18, 2002               10,000                 $71.17

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
The Michael J. Zamkow 2001 Trust           October 18, 2002               20,000                 $71.17
The Unicorn Trust                          October 18, 2002                4,591                 $71.17
Thomas B. Walker III                       October 18, 2002               30,000                 $71.17
Thomas J. Healey                           October 18, 2002               38,913                 $71.17
Thomas S. Murphy Jr.                       October 18, 2002               10,000                 $71.17
Timothy J. Ingrassia                       October 18, 2002               20,000                 $71.17
Tracy R. Wolstencroft                      October 18, 2002               65,000                 $71.17
Vyrona Holdings Limited                    October 18, 2002                4,439                 $71.17

Other Sales
Jacob Y. Friedman                           October 4, 2002                  100                 $62.61
Donald J. Mulvihill                         October 4, 2002                1,000                 $62.61
Brett R. Overacker                          October 4, 2002                1,118                 $62.61
Brett R. Overacker                          October 4, 2002                2,533                 $62.61
Archie W. Parnell                           October 4, 2002                  708                 $62.61
Donna L. Conti                              October 7, 2002                1,500                 $60.38
David K. Kaugher                            October 7, 2002                  160                 $60.38
Therese L. Miller                           October 7, 2002                1,100                 $60.38
Archie W. Parnell                           October 7, 2002                  200                 $60.38
Alexander S. Ehrlich                        October 8, 2002                1,500                 $60.63
John L. Kelly                               October 8, 2002                1,019                 $60.63
Peter Labbat                                October 8, 2002                3,498                 $60.63
Gregory D. Lee                              October 8, 2002                6,342                 $60.63
Elizabeth C. Marcellino                     October 8, 2002                  569                 $60.63
Elizabeth C. Marcellino                     October 8, 2002                1,231                 $60.63
Paul S. Schapira                            October 8, 2002                  500                 $60.63
John H. Taylor                              October 8, 2002                  428                 $60.63
John H. Taylor                              October 8, 2002                  688                 $60.63
Alexander S. Ehrlich                        October 9, 2002                1,519                 $60.13
R. Scott Morris                             October 9, 2002                1,000                 $60.13
Jay S. Nydick                               October 9, 2002                  601                 $60.13
Jay S. Nydick                               October 9, 2002                3,742                 $60.13
Paul S. Schapira                            October 9, 2002                  500                 $60.13
Anne Yang                                   October 9, 2002                1,459                 $60.13
Stefan Green                               October 10, 2002                2,000                 $60.52
Charles G.R. Manby                         October 10, 2002                5,888                 $60.52
Calum M. Osborne                           October 10, 2002                  632                 $60.52
Calum M. Osborne                           October 10, 2002                1,611                 $60.52
Calum M. Osborne                           October 10, 2002                1,611                 $60.52
Marcus R. Colwell                          October 11, 2002                  790                 $64.35
Marcus R. Colwell                          October 11, 2002                1,653                 $64.35
Llewellyn C. Connolly                      October 11, 2002                7,221                 $64.35
Christian Erickson                         October 11, 2002                  400                 $64.35
David J. Grounsell                         October 11, 2002                  266                 $64.35
Paul S. Schapira                           October 11, 2002                  500                 $64.35
Todd A. Williams                           October 11, 2002                2,029                 $64.35
Todd A. Williams                           October 11, 2002                2,057                 $64.35
Todd A. Williams                           October 11, 2002                5,914                 $64.35

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
John S. Willian                            October 11, 2002                  500                 $64.35
John D. Bertuzzi                           October 14, 2002                2,000                 $64.77
Donna L. Conti                             October 14, 2002                1,821                 $64.77
Steven M. Feldman                          October 14, 2002                1,315                 $64.77
Steven M. Feldman                          October 14, 2002                1,315                 $64.77
Ralf O. Haase                              October 14, 2002                  588                 $64.77
Michael S. Rotter                          October 14, 2002                1,139                 $64.77
Michael S. Rotter                          October 14, 2002                3,866                 $64.77
David R. Walton                            October 14, 2002                1,000                 $64.77
Jordan M. Bender                           October 15, 2002                  200                 $69.05
Jean-Luc Biamonti                          October 15, 2002                5,000                 $69.05
Sacha A. Chiaramonte                       October 15, 2002                1,000                 $69.05
Jason H. Ekaireb                           October 15, 2002                  989                 $69.05
Jason H. Ekaireb                           October 15, 2002                2,566                 $69.05
Matthias K. Frisch                         October 15, 2002                  200                 $69.05
Sebastian Grigg                            October 15, 2002                  161                 $69.05
Sebastian Grigg                            October 15, 2002                  176                 $69.05
Shelley A. Hartman                         October 15, 2002                4,800                 $69.05
Michael K. Klingher                        October 15, 2002                3,000                 $69.05
Therese L. Miller                          October 15, 2002                1,217                 $69.05
R. Scott Morris                            October 15, 2002                  357                 $69.05
R. Scott Morris                            October 15, 2002                  850                 $69.05
Kevin A. Quinn                             October 15, 2002                1,000                 $69.05
Paul S. Schapira                           October 15, 2002                  750                 $69.05
Sergio E. Sotolongo                        October 15, 2002                  563                 $69.05
Nicolas F. Tiffou                          October 15, 2002                1,838                 $69.05
David M. Weil                              October 15, 2002                1,000                 $69.05
Scott R. Weinstein                         October 15, 2002                  750                 $69.05
William H. Wolf Jr.                        October 15, 2002                  100                 $69.05
Francois Andriot                           October 16, 2002                  642                 $68.41
Francois Andriot                           October 16, 2002                1,279                 $68.41
Francois Andriot                           October 16, 2002                1,279                 $68.41
Jordan M. Bender                           October 16, 2002                  200                 $68.41
John D. Bertuzzi                           October 16, 2002                2,000                 $68.41
Randall A. Blumenthal                      October 16, 2002                2,200                 $68.41
Charles W.A. Bott                          October 16, 2002                2,000                 $68.41
Alan J. Brazil                             October 16, 2002                1,000                 $68.41
Lawrence V. Calcano                        October 16, 2002               11,058                 $68.41
James B. Clark                             October 16, 2002                2,193                 $68.41
Philip A. Cooper                           October 16, 2002                2,900                 $68.41
Steven M. Feldman                          October 16, 2002                1,200                 $68.41
Steven M. Feldman                          October 16, 2002                1,237                 $68.41
Steven M. Feldman                          October 16, 2002                2,300                 $68.41
Jacob Y. Friedman                          October 16, 2002                  300                 $68.41
C. Douglas Fuge                            October 16, 2002                1,187                 $68.41
C. Douglas Fuge                            October 16, 2002                1,187                 $68.41
C. Douglas Fuge                            October 16, 2002                1,626                 $68.41
David J. Greenwald                         October 16, 2002                  412                 $68.41

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
David J. Greenwald                         October 16, 2002                  588                 $68.41
David J. Grounsell                         October 16, 2002                  200                 $68.41
Ralf O. Haase                              October 16, 2002                  179                 $68.41
Robert G. Hottensen Jr.                    October 16, 2002                  205                 $68.41
Robert G. Hottensen Jr.                    October 16, 2002                  301                 $68.41
Robert G. Hottensen Jr.                    October 16, 2002                  355                 $68.41
Michael R. Housden                         October 16, 2002                   28                 $68.41
Michael R. Housden                         October 16, 2002                  718                 $68.41
Terry P. Hughes                            October 16, 2002                  114                 $68.41
Carsten Kengeter                           October 16, 2002                  613                 $68.41
Carsten Kengeter                           October 16, 2002                  683                 $68.41
Michael K. Klingher                        October 16, 2002                  472                 $68.41
Michael K. Klingher                        October 16, 2002                1,528                 $68.41
Alan B. Levande                            October 16, 2002                2,716                 $68.41
Alan B. Levande                            October 16, 2002                5,030                 $68.41
Ronald S. Levin                            October 16, 2002                2,400                 $68.41
Thomas B. Lewis Jr.                        October 16, 2002                1,000                 $68.41
Roger A. Liddell                           October 16, 2002                1,000                 $68.41
Richard C. Lightburn                       October 16, 2002                  900                 $68.41
Shogo Maeda                                October 16, 2002                  330                 $68.41
Shogo Maeda                                October 16, 2002                2,070                 $68.41
David B. Philip                            October 16, 2002                1,882                 $68.41
David B. Philip                            October 16, 2002                6,133                 $68.41
Jeffrey A. Resnick                         October 16, 2002                1,000                 $68.41
Susan J. Scher                             October 16, 2002                  316                 $68.41
Susan J. Scher                             October 16, 2002                  400                 $68.41
Jeffrey W. Schroeder                       October 16, 2002                3,535                 $68.41
Robert J. Shea Jr.                         October 16, 2002                1,373                 $68.41
Robert J. Shea Jr.                         October 16, 2002                1,627                 $68.41
Vickrie C. South                           October 16, 2002                2,296                 $68.41
Vickrie C. South                           October 16, 2002                2,787                 $68.41
Daisuke Toki                               October 16, 2002                2,000                 $68.41
Kaysie P. Uniacke                          October 16, 2002                1,222                 $68.41
Kaysie P. Uniacke                          October 16, 2002                2,014                 $68.41
David M. Weil                              October 16, 2002                2,406                 $68.41
Richard T. Wertz                           October 16, 2002                  500                 $68.41
Lance N. West                              October 16, 2002                  300                 $68.41
Lance N. West                              October 16, 2002                  310                 $68.41
Lance N. West                              October 16, 2002                  311                 $68.41
Lance N. West                              October 16, 2002                3,951                 $68.41
C. Howard Wietschner                       October 16, 2002                  300                 $68.41
Kevin L. Willens                           October 16, 2002                3,100                 $68.41
Susan A. Willetts                          October 16, 2002                3,000                 $68.41
John S. Willian                            October 16, 2002                1,409                 $68.41
William H. Wolf Jr.                        October 16, 2002                  100                 $68.41
Tetsufumi Yamakawa                         October 16, 2002                1,421                 $68.41
Paolo Zannoni                              October 16, 2002                1,207                 $68.41
Paolo Zannoni                              October 16, 2002                1,317                 $68.41

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Paolo Zannoni                              October 16, 2002                3,134                 $68.41
Paolo Zannoni                              October 16, 2002                9,572                 $68.41
Andrew G. Baird                            October 17, 2002                1,500                 $71.34
John D. Bertuzzi                           October 17, 2002                2,000                 $71.34
Andrew M. Bevan                            October 17, 2002                1,481                 $71.34
Andrew M. Bevan                            October 17, 2002                1,578                 $71.34
Andrew M. Bevan                            October 17, 2002                1,578                 $71.34
Randall A. Blumenthal                      October 17, 2002                2,200                 $71.34
James K. Brown                             October 17, 2002                  300                 $71.34
John S. Daly                               October 17, 2002                1,500                 $71.34
Matthew S. Darnall                         October 17, 2002                1,000                 $71.34
Jacob Y. Friedman                          October 17, 2002                  300                 $71.34
Matthias K. Frisch                         October 17, 2002                  400                 $71.34
Jay S. Goodgold                            October 17, 2002                3,859                 $71.34
Margaret J. Holen                          October 17, 2002                  580                 $71.34
Peter Hollmann                             October 17, 2002                1,130                 $71.34
Andrew R. Jessop                           October 17, 2002                1,200                 $71.34
Anthony J. Leitner                         October 17, 2002                  300                 $71.34
Robert A. Mass                             October 17, 2002                  922                 $71.34
George N. Mattson                          October 17, 2002                3,000                 $71.34
Yukihiro Moroe                             October 17, 2002                1,633                 $71.34
Yukihiro Moroe                             October 17, 2002                5,000                 $71.34
Suok J. Noh                                October 17, 2002                1,430                 $71.34
Suok J. Noh                                October 17, 2002                3,252                 $71.34
Todd G. Owens                              October 17, 2002                  450                 $71.34
Todd G. Owens                              October 17, 2002                3,000                 $71.34
Massimo Pappone                            October 17, 2002                  322                 $71.34
Massimo Pappone                            October 17, 2002                2,178                 $71.34
Nobumichi Sugiyama                         October 17, 2002                2,460                 $71.34
Christopher S. Wendel                      October 17, 2002                  950                 $71.34
Richard T. Wertz                           October 17, 2002                  500                 $71.34
William H. Wolf Jr.                        October 17, 2002                  100                 $71.34
Peter C. Aberg                             October 18, 2002                2,290                 $71.17
Ben I. Adler                               October 18, 2002                  100                 $71.17
Ben I. Adler                               October 18, 2002                  263                 $71.17
Ben I. Adler                               October 18, 2002                  643                 $71.17
John D. Bertuzzi                           October 18, 2002                2,098                 $71.17
Jean-Luc Biamonti                          October 18, 2002                2,000                 $71.17
Randall A. Blumenthal                      October 18, 2002                2,157                 $71.17
Charles W.A. Bott                          October 18, 2002                2,000                 $71.17
Joseph M. Busuttil                         October 18, 2002                1,000                 $71.17
Lawrence V. Calcano                        October 18, 2002                4,000                 $71.17
Sacha A. Chiaramonte                       October 18, 2002                1,066                 $71.17
Marc I. Cohen                              October 18, 2002                1,000                 $71.17
Edith W. Cooper                            October 18, 2002                2,413                 $71.17
Edith W. Cooper                            October 18, 2002                2,413                 $71.17
Eduardo A. Cruz                            October 18, 2002                4,000                 $71.17
Diego De Giorgi                            October 18, 2002                  689                 $71.17

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Diego De Giorgi                            October 18, 2002                  894                 $71.17
Diego De Giorgi                            October 18, 2002                2,000                 $71.17
Paula A. Dominick                          October 18, 2002                2,000                 $71.17
John E. Eisenberg                          October 18, 2002                  100                 $71.17
John E. Eisenberg                          October 18, 2002                  200                 $71.17
George B. Foussianes                       October 18, 2002                2,219                 $71.17
George B. Foussianes                       October 18, 2002                2,806                 $71.17
Oliver L. Frankel                          October 18, 2002                1,000                 $71.17
Oliver L. Frankel                          October 18, 2002                1,000                 $71.17
Matthias K. Frisch                         October 18, 2002                  400                 $71.17
Enrico S. Gaglioti                         October 18, 2002                  750                 $71.17
Robert R. Gheewalla                        October 18, 2002                1,800                 $71.17
Robert D. Gottlieb                         October 18, 2002                1,200                 $71.17
David J. Greenwald                         October 18, 2002                1,328                 $71.17
David J. Greenwald                         October 18, 2002                1,672                 $71.17
Douglas C. Grip                            October 18, 2002               10,000                 $71.17
David J. Grounsell                         October 18, 2002                  400                 $71.17
Nobumichi Hattori                          October 18, 2002                  884                 $71.17
Nobumichi Hattori                          October 18, 2002                  885                 $71.17
Nobumichi Hattori                          October 18, 2002                1,632                 $71.17
Nobumichi Hattori                          October 18, 2002                2,299                 $71.17
Gregory T. Hoogkamp                        October 18, 2002                2,000                 $71.17
Andrew R. Jessop                           October 18, 2002                1,200                 $71.17
Michael K. Klingher                        October 18, 2002                  712                 $71.17
Melissa B. Kogan                           October 18, 2002                1,500                 $71.17
Melissa B. Kogan                           October 18, 2002                2,452                 $71.17
Koji Kotaka                                October 18, 2002                  120                 $71.17
Koji Kotaka                                October 18, 2002                1,135                 $71.17
Koji Kotaka                                October 18, 2002                2,451                 $71.17
Gregg R. Lemkau                            October 18, 2002                1,000                 $71.17
Bonnie S. Litt                             October 18, 2002                  750                 $71.17
David McD A. Livingstone                   October 18, 2002                1,041                 $71.17
David McD A. Livingstone                   October 18, 2002                1,041                 $71.17
David McD A. Livingstone                   October 18, 2002                4,163                 $71.17
David McD A. Livingstone                   October 18, 2002                4,643                 $71.17
Mark G. Machin                             October 18, 2002                2,189                 $71.17
Mark G. Machin                             October 18, 2002                8,063                 $71.17
Ian R. McCormick                           October 18, 2002                  235                 $71.17
Ian R. McCormick                           October 18, 2002                  508                 $71.17
Ian R. McCormick                           October 18, 2002                1,342                 $71.17
Richard P. McNeil                          October 18, 2002                9,000                 $71.17
Jeffrey M. Moslow                          October 18, 2002                6,200                 $71.17
Michiya Nagai                              October 18, 2002                5,000                 $71.17
Todd G. Owens                              October 18, 2002                1,904                 $71.17
Kevin A. Quinn                             October 18, 2002                1,000                 $71.17
Sara E. Recktenwald                        October 18, 2002                1,321                 $71.17
Sara E. Recktenwald                        October 18, 2002                1,345                 $71.17
Sara E. Recktenwald                        October 18, 2002                1,538                 $71.17

COVERED PERSON                                TRADE DATE            NUMBER OF SHARES        PRICE PER SHARE
Jeffrey A. Resnick                         October 18, 2002                  362                 $71.17
Richard J. Rosenstein                      October 18, 2002                2,324                 $71.17
Ivan Ross                                  October 18, 2002                  120                 $71.17
Ivan Ross                                  October 18, 2002                  380                 $71.17
Paul S. Schapira                           October 18, 2002                1,000                 $71.17
Richard P. Simon                           October 18, 2002                5,000                 $71.17
Randolph C. Snook                          October 18, 2002                2,758                 $71.17
Nobumichi Sugiyama                         October 18, 2002                  115                 $71.17
Nobumichi Sugiyama                         October 18, 2002                  946                 $71.17
Nobumichi Sugiyama                         October 18, 2002                1,403                 $71.17
Richard T. Wertz                           October 18, 2002                  500                 $71.17
Lance N. West                              October 18, 2002                  107                 $71.17
C. Howard Wietschner                       October 18, 2002                  500                 $71.17
John S. Willian                            October 18, 2002                2,091                 $71.17
Richard A. Yacenda                         October 18, 2002                  317                 $71.17
Richard A. Yacenda                         October 18, 2002                1,180                 $71.17
Richard A. Yacenda                         October 18, 2002                1,324                 $71.17
W. Thomas York Jr.                         October 18, 2002                2,000                 $71.17

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

                                      ACQUISITION OR        TRANSACTION            NUMBER OF
  COVERED PERSON                       DISPOSITION              DATE                 SHARES          PRICE PER SHARE
  Edward R. Wilkinson                  Acquisition        October 10, 2002             52                $61.08
  Thomas J. McAdam                     Acquisition        October 15, 2002              1                $70.00
  Edward R. Wilkinson                  Acquisition        October 15, 2002              1                $70.00

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                                                                        NUMBER OF      NUMBER OF
                                   DATE OF         NUMBER OF    STRIKE       SALES        SHARES         SHARES
  COVERED PERSON                  EXERCISE          OPTIONS     PRICE        PRICE         SOLD         RETAINED
  Geraldine F. McManus       October 7, 2002        16,304      $53.00      $62.05        1,023          15,281
  David R. Hansen            October 18, 2002        5,000      $53.00      $72.48         739           4,261

The following exercises of stock options were effected by the following Covered Person, with all of the underlying shares received upon exercise retained:

                                   DATE OF         NUMBER OF    STRIKE
  COVERED PERSON                  EXERCISE          OPTIONS     PRICE
  Peter Hollmann             October 8, 2002         1,509      $53.00
  Peter Hollmann             October 15, 2002        1,500      $53.00

SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 24, 2002


                                     By:  /s/   James B. McHugh
                                         ----------------------------------
                                         Name:  James B. McHugh
                                         Title:  Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit                                                  Description
------------------        -------------------------------------------------------------------------------------------
        A.                Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

        B.                Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449)
                          filed by The Goldman Sachs Group, Inc.).

        C.                Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to
                          Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The
                          Goldman Sachs Group, Inc.).

        D.                Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10,
                          2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule
                          13D, filed July 11, 2000 (File No. 005-56295)).

        E.                Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File
                          No. 005-56295)).

        F.                Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December
                          17, 1999 (File No. 005-56295)).

        G.                Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to
                          Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

        H.                Form of Counterpart to Shareholders' Agreement for former retired limited partners of The
                          Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group,
                          Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule
                          13D, filed June 21, 2000 (File No. 005-56295)).

        I.                Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the
                          Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        J.                Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
                          (File No. 005-56295)).

        K.                Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
                          (File No. 005-56295)).

        L.                Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
                          (File No. 005-56295)).

        M.                Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
                          (File No. 005-56295)).

     Exhibit                                                  Description
------------------        -------------------------------------------------------------------------------------------
        N.                Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
                          (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D,
                          filed June 30, 2000 (File No. 005-56295)).

        O.                Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
                          (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D,
                          filed August 2, 2000 (File No. 005-56295)).

        P.                Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                          2000 (File No. 005-56295)).

        Q.                Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the
                          Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

        R.                Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
                          (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D,
                          filed November 3, 2000 (File No. 005-56295)).

        S.                Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK
                          Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                          Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

        T.                Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January
                          23, 2001 (File No. 005-56295)).

        U.                Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson
                          Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                          Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

        V.                Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson
                          Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                          Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

        W.                Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                          005-56295)).

        X.                Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit
                          EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                          005-56295)).

        Y.                Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through
                          non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the
                          Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

        Z.                Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through
                          non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the
                          Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

     Exhibit                                                  Description
------------------        -------------------------------------------------------------------------------------------
        AA.               Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006)
                          filed by The Goldman Sachs Group, Inc.).

        BB.               Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales
                          Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
                          Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

        CC.               Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank
                          Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
                          Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

        DD.               Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank
                          Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
                          Schedule 13D, filed July 5, 2002 (File No. 005-56295)).